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                                                                          EX 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                    TEKELEC,

                                 PUNKYDOO INC.,

                                 VOCALDATA, INC.

                                       AND

                                 REPRESENTATIVE

                         DATED AS OF SEPTEMBER 14, 2004

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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER........................................................................................      1
         1.1      Merger and Effect of Merger...............................................................      1
         1.2      Method of Effecting Merger;  Closing......................................................      2
         1.3      Acquisition Subsidiary Capital Stock......................................................      2
         1.4      Merger Consideration......................................................................      2
         1.5      Net Working Capital Adjustment to Merger Consideration....................................      6
         1.6      Options and Warrants......................................................................      8
         1.7      Deliveries of the Company at Closing......................................................      8
         1.8      Deliveries of Parent at Closing...........................................................      9
         1.9      Escrow....................................................................................      9
         1.10     Certificate of Incorporation and Bylaws of the Surviving Corporation......................     10
         1.11     Directors and Officers of the Surviving Corporation.......................................     10
         1.12     Appointment of Stockholders' Representative...............................................     10

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY........................................................     11
         2.1      Corporate Organization, Qualification and Power...........................................     11
         2.2      Subsidiaries..............................................................................     12
         2.3      Capitalization and Related Matters........................................................     12
         2.4      Ownership of  Stock; Enforceability; Noncontravention.....................................     13
         2.5      Financial Statements......................................................................     14
         2.6      Books and Records.........................................................................     14
         2.7      No Undisclosed Liabilities................................................................     14
         2.8      Taxes.....................................................................................     15
         2.9      Assets and Real Property..................................................................     18
         2.10     Necessary Property and Transfer of Assets.................................................     20
         2.11     Accounts Receivable; Inventories..........................................................     20
         2.12     Contracts and Commitments.................................................................     20
         2.13     Validity of Contracts.....................................................................     22
         2.14     Intellectual Property.....................................................................     22
         2.15     Litigation................................................................................     25
         2.16     Insurance.................................................................................     26
         2.17     Absence of Certain Changes................................................................     26
         2.18     No Breach of Law or Governing Document; Licenses and Permits..............................     28
         2.19     Transactions with Related Persons; Outside Interests......................................     28
         2.20     Bank Accounts of the Company..............................................................     29
         2.21     Environmental Matters.....................................................................     29
         2.22     Officers, Directors, Employees, Consultants and Agents; Compensation......................     31
         2.23     Labor Matters.............................................................................     32
         2.24     Employee Benefit Matters..................................................................     32
         2.25     Overtime, Back Wages, Vacation and Minimum Wage...........................................     34
         2.26     Occupational Safety and Health............................................................     35
         2.27     Customers and Suppliers...................................................................     35
         2.28     Product and Service Warranties............................................................     35
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         2.29     Product Liability Claims..................................................................     35
         2.30     Product Safety Authorities................................................................     36
         2.31     Foreign Operations and Export Control.....................................................     36
         2.32     Takeover Statutes.........................................................................     36
         2.33     Brokers, Finders, Other Offers............................................................     36
         2.34     Certain Key Employees.....................................................................     37
         2.35     Non-Competition Agreements................................................................     37
         2.36     Disclosure................................................................................     37

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT........................................................     37
         3.1      Authorization; No Conflict................................................................     37
         3.2      Capitalization of Acquisition Subsidiary..................................................     38
         3.3      Capitalization of Parent..................................................................     38
         3.4      Consents..................................................................................     38
         3.5      Brokers, Finders..........................................................................     38
         3.6      Litigation................................................................................     38
         3.7      SEC Reports...............................................................................     38

ARTICLE IV CERTAIN COVENANTS OF THE COMPANY.................................................................     39
         4.1      Execution of this Agreement; Certain Notices..............................................     39
         4.2      Conduct of Business of the Company........................................................     39
         4.3      Notification of Certain Matters...........................................................     41
         4.4      Access to Information.....................................................................     43
         4.5      Diligent Efforts; Cooperation.............................................................     43
         4.6      Company Stockholder Approval..............................................................     44
         4.7      Compliance................................................................................     44
         4.8      Securities and Stockholder Materials......................................................     44
         4.9      Takeover Statutes.........................................................................     44
         4.10     No Solicitation...........................................................................     44
         4.11     Company Preferred Stock and Company Stock Rights..........................................     46
         4.12     Company Stock Rights......................................................................     46

ARTICLE V COVENANTS OF PARENT...............................................................................     47
         5.1      Notification of Certain Matters...........................................................     47
         5.2      Diligent Efforts; Cooperation.............................................................     47
         5.3      Compliance................................................................................     47
         5.4      Current Public Information................................................................     47
         5.5      Employee Matters..........................................................................     48
         5.6      Parent Grant of Options and/or Restricted Stock Units.....................................     48
         5.7      Maintenance of Directors and Officers Indemnification.....................................     48
         5.8      Access to Information.....................................................................     49

ARTICLE VI ADDITIONAL COVENANTS OF THE PARTIES..............................................................     49
         6.1      Public Announcements......................................................................     49
         6.2      Private Placement.........................................................................     50
         6.3      Restrictive Legends.......................................................................     50
         6.4      Certain Tax Matters.......................................................................     50
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ARTICLE VII CONDITIONS PRECEDENT............................................................................     52
         7.1      Conditions to Each Party's Obligations....................................................     52
         7.2      Conditions to Obligations of the Company..................................................     53
         7.3      Conditions to Obligations of Parent and Acquisition Subsidiary............................     54

ARTICLE VIII INDEMNIFICATION................................................................................     55
         8.1      Indemnification of Parent.................................................................     55
         8.2      Indemnification of Preferred Stockholders.................................................     57
         8.3      Survival..................................................................................     57
         8.4      Limitations...............................................................................     57
         8.5      Notice of Claim; Satisfaction of Claim....................................................     58
         8.6      Right to Contest Claims of Third Persons..................................................     59
         8.7      Exclusive Remedies........................................................................     60
         8.8      Treatment of Indemnification..............................................................     60

ARTICLE IX TERMINATION......................................................................................     61
         9.1      Termination...............................................................................     61

ARTICLE X MISCELLANEOUS PROVISIONS..........................................................................     63
         10.1     Notice....................................................................................     63
         10.2     Entire Agreement..........................................................................     64
         10.3     Assignment; Binding Agreement.............................................................     64
         10.4     Amendment and Modification................................................................     65
         10.5     Counterparts..............................................................................     65
         10.6     Headings; Interpretation..................................................................     65
         10.7     Expenses..................................................................................     65
         10.8     Remedies Cumulative.......................................................................     66
         10.9     Governing Law.............................................................................     66
         10.10       Submission to Jurisdiction; Waivers....................................................     66
         10.11       No Waiver..............................................................................     67
         10.12       Severability...........................................................................     67
         10.13       No Third Party Beneficiaries...........................................................     67
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                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as September 14, 2004, by and among TEKELEC, a California corporation ("Parent"), PUNKYDOO INC., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition Subsidiary"), VOCALDATA, INC., a Delaware corporation (the "Company"), and CORE CAPITAL PARTNERS, L.P., as Representative. Parent, Acquisition Subsidiary, the Company and the Representative are referred to herein each as a "Party" and together as the "Parties."

                                    RECITALS

            A. The respective Boards of Directors of the Company, Parent and Acquisition Subsidiary have approved the merger (the "Merger") of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement and determined that the Merger is advisable and in the best interests of their respective stockholders (with respect to each Party, its "Stockholders") and have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

            B. The Company, Acquisition Subsidiary, the Representative and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

            NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

      1.1 Merger and Effect of Merger.

            (a) The constituent corporations of the Merger are the Company and Acquisition Subsidiary.

            (b) Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as hereinafter defined), Acquisition Subsidiary shall be merged into the Company and the separate corporate existence of Acquisition Subsidiary thereupon shall cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

            (c) At and after the Effective Time (as hereinafter defined), the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of both Acquisition Subsidiary and the Company, as provided more particularly in the DGCL.

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      1.2 Method of Effecting Merger; Closing

            The Merger shall be effected as follows:

            (a) Certificate of Merger. The Company shall execute a Certificate of Merger in substantially the form set forth in Exhibit A (the "Certificate of Merger") and shall cause the Certificate of Merger to be filed and recorded on the Closing Date (as hereinafter defined) with the Secretary of State of Delaware in accordance with the applicable provisions of the DGCL and the Company's certificate of incorporation shall be amended and restated effective as of the Effective Time to be as set forth in the Certificate of Merger. The Merger shall thereupon become effective and be consummated immediately upon such filing or at such later time as may be mutually agreed by Parent, the Company and Acquisition Subsidiary and specified in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

            (b) Closing. The closing of the Merger (the "Closing") shall take place at the offices of Bryan Cave LLP, Santa Monica, California, at 9:00 a.m., local time, on September 21, 2004, or, subject to Section 9.1, on the second Business Day after the day on which the last condition to Closing has been met or waived as contemplated in Article VII, or on such other date as Parent, the Company and Acquisition Subsidiary may agree in writing (the "Closing Date"). "Business Day" shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of California, United States of America.

      1.3 Acquisition Subsidiary Capital Stock.

      At the Effective Time, each of the issued and outstanding shares of the Common Stock, $0.01 par value per share, of Acquisition Subsidiary shall be converted into one share of the Common Stock of the Surviving Corporation and upon surrender of the certificate representing such shares of Common Stock of Acquisition Subsidiary, the Surviving Corporation shall promptly issue the owner thereof a certificate representing the shares of Common Stock of the Surviving Corporation into which it has been converted. After the Effective Time such shares shall be the only issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

      1.4 Merger Consideration.

            (a) Aggregate Merger Consideration. Subject to the other terms and provisions of this Agreement, including without limitation Section 1.5, Section
1.9 and Section 10.7 and any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the shares of the Company's Series A Preferred Stock, par value $.005 per share, the shares of the Company's Series B Preferred Stock, par value $.005 per share, the shares of the Company's Series C Preferred Stock, par value $.005 per share, and the shares of the Company's Series C-1 Preferred Stock, par value $.005 per share (collectively, the "Company Preferred Stock") shall be converted into and become the right to receive consideration (the "Merger Consideration") comprised of, in the aggregate, (i) the cash amount of $14,500,000 (the "Cash Merger Consideration") reduced by the amount, if any, by which the Company Acquisition Expenses exceed the aggregate amount of $750,000 as provided in Section 10.7 (the "Initial Cash

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Consideration") and (ii) that number of shares of Common Stock of Parent, without par value ("Parent Common Stock"), that results from dividing $14,500,000 reduced by the Working Capital Adjustment (pursuant to Section 1.5), if any, by the average per share closing sales price (the "Average Closing Stock Price") of Parent Common Stock, as quoted on the Nasdaq National Market (and as reported by The Wall Street Journal) for the ten trading days ending on the second trading day preceding the Closing Date, as rounded up or down to the nearest whole share (the "Stock Merger Consideration").

            (b) Conversion of Shares. Subject to the other terms and provisions of this Agreement, including without limitation Sections 1.5, 1.9 and 10.7 and any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                  (i) Each of the issued and outstanding shares of the Company's Series A Preferred Stock, par value of $.005 per share (the "Series A Preferred Stock"), will be converted into and become the right to receive a portion of the Stock Merger Consideration consisting of: (i) the number of shares of Parent Common Stock that is equal to the Series A Exchange Ratio and (ii) an amount of cash that is equal to the Series A Cash Amount;

                  (ii) Each of the issued and outstanding shares of the Company's Series B Preferred Stock, par value of $.005 per share (the "Series B Preferred Stock"), will be converted into and become the right to receive a portion of the Stock Merger Consideration consisting of: (i) the number of shares of Parent Common Stock that is equal to the Series B Exchange Ratio and (ii) an amount of cash that is equal to the Series B Cash Amount;

                  (iii) Each of the issued and outstanding shares of the Company's Series C Preferred Stock, par value of $.005 per share (the "Series C Preferred Stock"), will be converted into and become the right to receive a portion of the Stock Merger Consideration consisting of: (i) the number of shares of Parent Common Stock that is equal to the Series C Exchange Ratio and (ii) an amount of cash that is equal to the Series C Cash Amount; and

                  (iv) Each of the issued and outstanding shares of the Company's Series C-1 Preferred Stock, par value of $.005 per share (the "Series C-1 Preferred Stock," and together with the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock, the "Company Preferred Stock"), will be converted into and become the right to receive a portion of the Stock Merger Consideration consisting of: (i) the number of shares of Parent Common Stock that is equal to the Series C-1 Exchange Ratio and (ii) an amount of cash that is equal to the Series C-1 Cash Amount.

            (c) Certain Definitions. The following terms have the following meanings:

                  (i) "Series A Exchange Ratio" means the ratio of one (1) to the number set forth on Schedule 1.4 in the column entitled "Exchange Ratio" opposite the line entitled "Series A Preferred".

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                  (ii) "Series A Cash Amount" means the amount set forth on
      Schedule 1.4 in the column entitled "Cash Amount" opposite the line entitled "Series A Preferred".

                  (iii) "Series B Exchange Ratio" means the ratio of one (1) to the number set forth on Schedule 1.4 in the column entitled "Exchange Ratio" opposite the line entitled "Series B Preferred".

                  (iv) "Series B Cash Amount" means the amount set forth on
      Schedule 1.4 in the column entitled "Cash Amount" opposite the line entitled "Series B Preferred".

                  (v) "Series C Exchange Ratio" means, with respect to each holder of shares of Series C Preferred Stock, the ratio of one (1) to the number set forth on Schedule 1.4 in the column entitled "Exchange Ratio" opposite the line containing such stockholder's name under the title "Series C Stockholders".

                  (vi) "Series C Cash Amount" means, with respect to each holder of shares of Series C Preferred Stock, the amount set forth on Schedule
      1.4 in the column entitled "Cash Amount" opposite the line containing such stockholder's name under the title "Series C Stockholders".

                  (vii) "Series C-1 Exchange Ratio" means, with respect to each holder of shares of Series C-1 Preferred Stock, the ratio of one (1) to the number set forth on Schedule 1.4 in the column entitled "Exchange Ratio" opposite the line containing such stockholder's name under the title "Series C-1 Stockholders".

                  (viii) "Series C-1 Cash Amount" means, with respect to each holder of shares of Series C-1 Preferred Stock, the amount set forth on
      Schedule 1.4 in the column entitled "Cash Amount" opposite the line containing such stockholder's name under the title "Series C-1 Stockholders".

                  (ix) "Exchange Ratios" means, collectively, the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio, and the Series C-1 Exchange Ratio.

                  (x) "Cash Amounts" means, collectively, the Series A Cash Amount, the Series B Cash Amount, the Series C Cash Amount, and the Series C-1 Cash Amount.

                  (xi) "Schedule 1.4" means a schedule delivered by the Company prior to Closing reflecting the Exchange Ratios and the Cash Amounts in accordance with the Company's Second Amended and Restated Certificate of Incorporation, which schedule shall be prepared in accordance with the spreadsheet previously delivered to Parent by the Company.

            (d) No Consideration for Common Stock. The holders of the Company's Common Stock, par value $.00125 per share (the "Company Common Stock") shall be entitled to no consideration in the Merger.

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            (e) Initial Stock Merger Consideration. The portion of the Stock
Merger Consideration issuable to the Stockholders at Closing (the "Initial Stock Consideration") shall be equal to the Stock Consideration less that number of shares of Parent Common Stock that results from dividing $5,800,000 by the Average Closing Stock Price (the "Escrow Deposit"), which shall be withheld and delivered to U.S. Bank National Association (the "Escrow Agent") pursuant to the Escrow Agreement on the Closing Date.

            (f) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, but in lieu thereof each holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder at that time) will receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the Average Closing Stock Price multiplied by the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled. The parties acknowledge that any payment of cash consideration in lieu of issuing fractional shares provided for herein was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

            (g) Stockholder Rights upon Merger. At the Effective Time, holders of shares of issued and outstanding capital stock of the Company ("Company Shares") shall cease to be, and shall have no rights as, stockholders of the Company and certificates that immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") shall cease to represent any rights with respect thereto and, subject to applicable Law (as hereinafter defined) and this Agreement, the Certificates shall only represent the right of the Preferred Stockholders to receive the Merger Consideration provided in this Section 1.4. All consideration delivered upon surrender of shares of Company Preferred Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to Company Shares. The Company Shares held in the treasury of the Company, if any, shall be canceled as of the Effective Time, and no Merger Consideration shall be payable with respect thereto. After the date hereof, there shall be no transfers on the stock transfer books of the Company of Company Shares that are outstanding on the date hereof.

            (h) Letter of Transmittal. As promptly as practicable on or after the Effective Time, Parent or the Surviving Corporation shall send to each Preferred Stockholder who is a record holder of Certificates (each, a "Record Holder") immediately prior to the Effective Time, (i) a letter of transmittal substantially in the form attached hereto as Exhibit B (the "Letter of Transmittal") and (ii) instructions for use in surrendering the Certificates in exchange for the applicable Initial Merger Consideration for such Company Shares. At the Effective Time or at any time thereafter, upon surrender of a Certificate to Parent or Surviving Corporation, together with a duly executed letter of transmittal, the holder shall be entitled to receive in exchange therefor as promptly as practicable thereafter, the Initial Merger Consideration as provided in this Article I in respect of the Company Shares represented by the Certificate (after giving effect to any required withholding Tax). If payment of the Initial Merger Consideration in respect of the Company Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that

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the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not payable. Any Initial Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to, or become property of any Government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation nor Parent shall be liable to any Person in respect of amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (i) Withholding. Parent, the Surviving Corporation or the Escrow Agent shall be entitled to deduct and withhold from the Preferred Stockholders' Merger Consideration otherwise payable to any Preferred Stockholder hereunder or under the Escrow Agreement any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person.

            (j) Exchange Adjustments. The Cash Amounts and the Exchange Ratios shall be subject to appropriate adjustment in the event of a stock split, stock dividend, recapitalization or other change in the terms applicable to Parent Common Stock or to Company Shares which occurs on or after the date of this Agreement and prior to the Effective Time.

      1.5 Net Working Capital Adjustment to Merger Consideration.

            (a) Benchmark Working Capital Statement. "Benchmark Working Capital" means $2,200,000. As used herein, "Net Working Capital" means, as of the specified date, the current assets of the Company less the current liabilities of the Company (excluding all Company Acquisition Expenses in the case of Net Working Capital as of the Closing Date and excluding all deferred tax assets and deferred tax liabilities), all as determined and presented in accordance with generally accepted accounting principles consistently applied with the Company's Financial Statements (as hereinafter defined) (including the same accounting principles, practices, valuation and estimation methodologies used by the Company in the preparation of the Financial Statements).

            (b) Estimated Working Capital Statement. At least three (3) business days prior to the Closing, the Company shall prepare and deliver to Parent a good faith estimate of the Net Working Capital (the "Estimated Statement of Working Capital"), together with an estimated balance sheet of the Company as of the Closing (the "Estimated Closing Balance Sheet"), prepared and presented in accordance with GAAP, consistently applied with the Company's Financial Statements (including the same accounting principles, practices, valuation and estimation methodologies used by the Company in the preparation of the Financial Statements). The Estimated Statement of Working Capital shall be calculated based on the Estimated Closing Balance Sheet.

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            (c) Final Working Capital Statement. Within sixty (60) days after the Closing Date, Parent shall in good faith prepare and deliver to the Representative an unaudited balance sheet of the Company at and as of the Closing Date (the "Closing Balance Sheet") which shall be accompanied by a statement of Net Working Capital as of the Closing Date as reflected on such balance sheet, each of which shall be prepared and presented in accordance with GAAP, consistently applied with the Company's Financial Statements (including the same accounting principles, practices, valuation and estimation methodologies used by the Company in the preparation of the Financial Statements) (the "Statement of Working Capital").

            (d) Disputes Concerning Statement of Working Capital. During the thirty (30) days immediately following the receipt of the Statement of Working Capital by the Representative, the Representative and their accountants shall, at the Representative's expense, be entitled to review the Statement of Working Capital and any working papers, trial balances and similar materials ("Working Papers") relating to the Statement of Working Capital prepared by Parent. The Statement of Working Capital shall become final and binding upon the parties on the thirty-first (31st) day following delivery thereof (the "Notice Period") unless the Representative gives written notice to Parent of its disagreement with the Statement of Working Capital (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is delivered by the Representative, then the Statement of Working Capital (as revised, if at all, in accordance with this Section 1.5(c)) shall become final and binding upon the Parties on the earlier of (i) the date the parties hereto resolve in writing all differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date all matters in dispute are finally resolved by the Independent Accounting Firm (as hereinafter defined). During the thirty (30) days immediately following the delivery of any Notice of Disagreement, Parent and the Representative shall seek in good faith to resolve in writing any differences which they may have with respect to any matters specified in such Notice of Disagreement. During such period, Parent and the Representative shall have access to the other's Working Papers prepared in connection with such party's preparation of the Statement of Working Capital and the Notice of Disagreement, as the case may be. At the end of such thirty (30) day period and if all differences have not been resolved, Parent and the Representative shall submit to Ernst & Young LLP (the "Independent Accounting Firm") for review and resolution of any and all matters which remain in dispute and which are included in the Notice of Disagreement. The Independent Accounting Firm shall reach a final resolution of all matters and shall furnish such resolution in writing to Parent and the Representative as soon as practicable after such matters have been referred to the Independent Accounting Firm. The Independent Accounting Firm shall use the same accounting principles (including all practices and valuation and estimation methodologies) used by the Company in the preparation of the Financial Statements, provided such principles are in accordance with the requirements of Section 1.5(a). Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Parent and the Representative. The fees and expenses of the Independent Accounting Firm shall be allocated to be paid by Parent and/or the Representative based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Accounting Firm.

            (e) Final Working Capital. "Final Working Capital" shall mean the Net Working Capital as of the Closing Date as finally determined in accordance with this Section 1.5

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either upon agreement by the parties, by expiration of the Notice Period without delivery of a Notice of Disagreement or by resolution of a dispute in accordance with Section 1.5(c). Upon such final determination, the Stock Merger Consideration will be reduced by the amount, if any, by which Benchmark Working Capital exceeds Final Working Capital (the amount of any such adjustment is referred to herein as the "Working Capital Adjustment") with the value of the Parent Common Stock being determined on the basis of the Average Closing Stock Price. Upon such final determination, if the Benchmark Working Capital exceeds the Final Working Capital, then Parent shall be entitled to satisfy the amount of such difference from the Escrow Funds (as hereinafter defined) and the Representative agrees to take all actions required to cause the Escrow Agent to release such funds from the Escrow Funds.

      1.6 Options and Warrants.

            (a) Company Warrants. At or before the Effective Time, each then-outstanding unexercised warrant to purchase shares of Company Common Stock or Company Preferred Stock ("Company Warrant") shall, as a condition to the consummation of the Merger, be terminated without any payment by the Company to the holder in respect thereof being required.

            (b) Company Options. At the Effective Time, each then outstanding un-exercised option to purchase shares of Company Common Stock ("Company Options") shall, as a condition to the consummation of the Merger, be terminated without any payment by the Company to the holder in respect thereof being required.

      1.7 Deliveries of the Company at Closing. At the Closing, the Company shall:

            (a) deliver to Parent an opinion of Vinson & Elkins, counsel to the Company, dated the Closing Date, in a form reasonably satisfactory to Parent;

            (b) deliver to Parent the Escrow Agreement (the "Escrow Agreement") in the form attached hereto as Exhibit C, duly executed by the Representative;

            (c) deliver to Parent an executed Release (as hereinafter defined) from each party that has executed a Release pursuant to Section 4.1;

            (d) deliver to Parent the written resignations, effective the Closing Date, of each director and of each officer of the Company that is designated by Parent at least three (3) Business Days before the Closing Date;

            (e) deliver to Parent a copy of the audited balance sheet of the Company as of December 31, 2003 and the related audited statements of income, retained earnings and cash flows for the fiscal year then ended, together with notes and schedules thereto and together with a Report of Independent Auditors signed by Deloitte & Touche LLP confirming that in its opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003, and the results of operations and cash flows for the fiscal year then ended in conformity with GAAP applied consistently;

            (f) deliver to Parent the certificates required to be delivered pursuant to Sections 7.3(a), 7.3(b), 7.3(c) and 7.3(d);

            (g) deliver to Parent evidence satisfactory to Parent in its reasonable discretion that any and all agreements between the Company and one or more of its Stockholders, or by and among the Stockholders of the Company with respect to the Company, Company Shares or the capital stock of the Company have been terminated in full;

            (h) cause to be paid all of the Company Acquisition Expenses in accordance with the Funds Flow Memorandum prepared in accordance with Section 10.7; and

            (i) deliver to Parent the Certificate of Merger, duly executed by the Company.

      1.8 Deliveries of Parent at Closing. At the Closing, Parent shall:

            (a) deliver the Initial Cash Consideration in cash by wire transfer to an account designated by the Representative at least two (2) Business Days prior to the Closing Date for distribution in accordance with Schedule 1.4;

            (b) deliver certificates representing the Stock Merger Consideration to each Preferred Stockholder all as determined under Section 1.4 and as allocated on Schedule 1.4;

            (c) deliver to the Company the Escrow Agreement, duly executed by Parent;

            (d) deliver the Escrow Deposit (i.e., $5,800,000 in Stock Merger Consideration pursuant to Section 1.4(e)) to the Escrow Agent, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and Section
1.5 and 1.9; and

            (e) deliver to the Company the certificates required to be delivered pursuant to Sections 7.2(a), 7.2(b) and 7.2(c).

      1.9 Escrow. On the Closing Date, Parent will withhold from the Stock Merger Consideration otherwise payable to the Preferred Stockholders pursuant to
Section 1.4 on such date such number of shares of Parent Common Stock equal to such holder's pro rata portion, as determined in accordance with Schedule 1.4, of the Stock Escrow Deposit. Such withheld amounts, in the aggregate amounts determined in accordance with Section 1.4(e), shall be deposited into escrow (the "Escrow") in accordance with the Escrow Agreement. The Escrow Deposit, together with any income earned thereon (collectively, the "Escrow Funds"), shall be distributed to the Preferred Stockholders in accordance with the terms of such Escrow Agreement, subject to the right of Parent to have such Escrow Funds available to it on the terms and conditions set forth herein and in the Escrow Agreement for the satisfaction of any Indemnified Losses (as hereinafter defined) which the Parent Indemnified Persons are entitled to under Article VIII or otherwise to satisfy any portion of the Working Capital Adjustment under Section
1.5 or to pay Company Acquisition Expenses as provided in Section 10.7. For a period of 15 months from the Closing Date, that portion of the Escrow Funds equaling $4,350,000 (based on the Average Closing Stock Price) shall be available for the satisfaction of any Indemnified Losses which the Parent Indemnified Persons are entitled to under Article VIII or otherwise to satisfy any portion of the Working Capital Adjustment under Section 1.5 or to pay Company Acquisition Expenses as provided in Section 10.7. For a period of 18 months from the Closing Date, all of the Escrow Funds shall be available for any Indemnified Losses which the Parent Indemnified Persons are entitled to under
Article VIII arising from fraudulent misrepresentations or warranties, willful breaches of representations or warranties, or fraudulent or willful breaches of covenants and agreements.

      1.10 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall be as set forth in Exhibit D and Exhibit E, respectively.

      1.11 Directors and Officers of the Surviving Corporation. The directors and officers set forth on Schedule 1.11 shall be the directors and officers of the Surviving Corporation, effective as of the Closing Date, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

      1.12 Appointment of Stockholders' Representative.

            (a) By voting in favor of the Merger or participating in the conversion of Company Preferred Stock, each of the holders of Company Preferred Stock (the "Preferred Stockholders") hereby appoints Core Capital Partners, L.P. as its representative (the "Representative"), to be its true and lawful attorney-in-fact for all matters in connection with this Agreement and the Escrow Agreement (the "Subject Documents"), including without limitation the acceptance of any claim by Parent and the compromise of any disputes between Parent and any Preferred Stockholders relating to any Subject Document. The Representative will act on behalf of the Preferred Stockholders with respect to all matters requiring action by the Preferred Stockholders under the Subject Documents. The Representative hereby accepts such appointment. The Representative shall be entitled to reimbursement from the Preferred Stockholders on a several, but not joint and several, basis of all reasonable expenses incurred in the performance of its duties as Representative under the Subject Documents, including, but not limited to, the right to employ financial and legal advisors and other agents to undertake or to assist in the assessment, litigation and/or settlement of any such claims; provided, however, that Parent shall not have any obligation or liability for such expenses or for payment of any fees of the Representative. The Representative is expressly authorized to rely upon the advice of such consultants and agents. By giving notice to the Representative in the manner provided by Section 10.1, Parent shall be deemed to have given notice to all of the Preferred Stockholders, and any action taken by the Representative may be considered by Parent to be the action of the Representative and each Preferred Stockholder for whom such action was taken for all purposes of any Subject Document. In the event that the Representative is unable or refuses to serve, the Preferred Stockholders that are or were, in the aggregate, recipients of a majority of the Merger Consideration (the "Majority Recipients") shall notify Parent in writing of the designation of a successor to act as a Representative hereunder. The Majority Recipients can replace the Representative at any time or from time to time, provided such replacement Representative has prior thereto agreed to be bound by the terms hereof and the Escrow Agreement in a writing acceptable to Parent in its sole and absolute discretion.

            (b) The Representative appointed hereunder may take any action contemplated by the Subject Documents.

            (c) In the event that a Parent Indemnified Person gives notice to the Representative appointed hereunder of a claim for which indemnification may be sought, the Representative shall have the authority to determine, in its judgment, whether to retain counsel (and to select that counsel) to protect the Preferred Stockholders' interests, whether to assume the defense of or otherwise to control the handling of the claim, whether to consent to indemnification and to make all other decisions required to be made by the Preferred Stockholders pursuant to the Subject Documents, including without limitation whether to consent or withhold consent to any settlement or compromise of a claim.

            (d) The Representative appointed hereunder shall not be liable to any Preferred Stockholder for any act or omission taken pursuant to or in conjunction with the Subject Documents, except for its own gross negligence or willful misconduct. The Preferred Stockholders shall, severally and not jointly and severally, indemnify and hold the Representative, and each successor thereof, harmless from any and all liability and expenses (including, without limitation, attorneys' fees) which may arise out of any action taken or omitted by it as a Representative in accordance with the Subject Documents, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Representative.

            (e) The Representative appointed hereunder shall provide the Preferred Stockholders with notice of any material actions taken by the Representative in connection with their duties under the Subject Documents, but failure of the Representative to do so shall not affect such Representative's authority in any respect or result in any liability for the Representative.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

      The Company hereby makes the following representations and warranties to Parent and the Acquisition Subsidiary, each of which is true and correct on the date hereof except as set forth on the Company's Disclosure Schedule, and each of which shall survive the Closing as provided in Article VIII. As used in this
Article II and elsewhere in this Agreement, "knowledge" of the Company or "to the Company's knowledge" or similar expressions with respect to the Company mean the actual knowledge of Michael Camp and Kim Lester (the "Senior Management"), after due inquiry and review of the Company's books and records and due inquiry of appropriate employees of the Company. Where applicable, references to the Company include the Company's predecessor Texas corporation, VocalData, Inc., incorporated in 1996.

      2.1 Corporate Organization, Qualification and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite corporate power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on Schedule 2.1. The Company is not required to be registered, licensed or qualified as a foreign corporation to do business in any other jurisdiction except for any such jurisdiction where the failure to be so registered, licensed or qualified will not have a Company Material Adverse Effect.

      2.2 Subsidiaries. The Company does not presently own or control, directly or indirectly, hold any rights to acquire, or is involved in negotiations to acquire, any interest in any other corporation, association or other business entity nor has the Company or its predecessors ever held such interest. The Company is not a participant in any joint venture, partnership or similar arrangement nor has the Company ever been a participant in any such arrangement.

      2.3 Capitalization and Related Matters.

            (a) The authorized capital stock of the Company consists of 235,000,000 shares of the Company Common Stock, par value of $.00125 per share, and 181,789,345 shares of the Company Preferred Stock, of which 14,197,707 shares have been designated as Series A Preferred Stock, 17,662,909 shares have been designated as Series B Preferred Stock, 87,954,017 shares have been designated as Series C Preferred Stock, and 61,974,712 shares have been designated as Series C-1 Preferred Stock, each of the foregoing preferred stock having a par value of $.005 per share, of the Company. Of such authorized shares, as of the date hereof, there are issued and outstanding (i) 17,006,165 shares of Company Common Stock and (ii) 119,692,008 shares of Company Preferred Stock, of which (A) 11,642,454 shares of Series A Preferred Stock, (B) 15,581,036 shares of Series B Preferred Stock, (C) 69,760,822 shares of Series C Preferred Stock, and (D) 22,707,696 shares of Series C-1 Preferred Stock are issued and outstanding. All of the Company Shares were duly authorized and validly issued and are fully paid and non-assessable and were not, when issued, subject to any unwaived preemptive rights. All of the Company Shares and all options, warrants or other securities of the Company have been issued in accordance with applicable federal and state securities Laws. The transactions contemplated by this Agreement are not subject to any unwaived preemptive rights.

            (b) Except as set forth on Schedule 2.3(b) and except for shares of Company Common Stock issuable upon conversion of the Company Preferred Stock, there are no rights, warrants or options to acquire securities of the Company, and the Company is not subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire the Company Common Stock or the Company Preferred Stock. Schedule 2.3(b) sets forth a list of each outstanding and unexercised warrant and option exercisable for shares of Company Common Stock or Company Preferred Stock and the exercise price of each such outstanding and unexercised warrant and option immediately prior to the date hereof. Except as set forth on
Schedule 2.3(b), no Stockholder of the Company is entitled to the payment of any dividends or other distributions from the Company after the date hereof on account of such stockholder's ownership of any Company Shares on or before the date hereof.

            (c) The Company has taken or, prior to the Effective Time, will have taken, all actions reasonably necessary or appropriate to ensure that all stock options, warrants, stock appreciation rights or other rights to acquire Company Shares (excluding any conversion rights contained in the terms of Company Preferred Stock) ("Company Stock Rights") have been terminated prior to or as of the Effective Time; the provisions in any Plans (as hereinafter defined) providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company have been terminated prior to or as of the Effective Time, the Company will not be bound after the Effective Time by any Company Stock Rights which would entitle any party to beneficially own, or receive any payments in respect of, any capital stock of the Company.

            (d) The Company Options and Company Warrants may, in accordance with their respective terms, be treated in the manner provided for herein.

      2.4 Ownership of Stock; Enforceability; Noncontravention.

            (a) Schedule 2.4 lists each holder of Company Shares and the number and type of Company Shares owned by such holder as of the date hereof. Each such holder is the sole holder of record and, to the knowledge of the Company, is the beneficial owner of all the Company Shares attributed to such holder on Schedule 2.4, with all rights to vote such Company Shares without restriction.

            (b) The Company has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and assuming due authorization, execution and delivery by the other Parties hereto this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability hereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

            (c) The Company is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) except as set forth on Schedule 2.4(c), conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the Merger or the execution, delivery or performance by the Company of this Agreement or by the Representative of the Escrow Agreement or (ii) prevent the carrying out of the transactions contemplated hereby or by the Escrow Agreement. Except as set forth on Schedule 2.4(c) and except for the consents and approvals required to be obtained in connection with, or filings required to be made pursuant to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, no waiver or consent of any third party or governmental authority is required for the execution by the Company of this Agreement or by the Representative of this Agreement or the Escrow Agreement, or the consummation by the Company of the transactions contemplated hereby or the consummation by the Representative of the transactions contemplated hereby or by the Escrow Agreement. The execution of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Company or any of the assets of the Company.

      2.5 Financial Statements.

            (a) Set forth on Schedule 2.5(a) are (i) the audited balance sheets of the Company as of December 31, 2003, (ii) the unaudited balance sheet of the Company as of June 30, 2004 and (iii) in the case of the fiscal year ended December 31, 2003, the audited statements of income, retained earnings and cash flows for the fiscal years then ended, together with notes and schedules thereto, if any, and, in the case of the six (6) month period ended June 30, 2004, the unaudited statements of income, retained earnings and cash flows for the six (6) month period then ended, together with notes and schedules thereto, if any (clauses (i), (ii) and (iii) collectively, the "Financial Statements"). For purposes of this Agreement, the unaudited balance sheet of the Company as of June 30, 2004 shall be considered the "Balance Sheet." Schedule 2.5 lists, and the Company has delivered to Parent, copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Securities Act) effected by the Company. Deloitte & Touche LLP is and has been throughout the periods covered by the Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) since the enactment of the Sarbanes-Oxley Act of 2002, (y) "independent" with respect to the Company within the meaning of Regulation S-X, and (z) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related Rules and the Public Company Accounting Oversight Board since its enactment.
Schedule 2.5(a) lists all non-audit services performed by Deloitte & Touche LLP for the Company.

            (b) The Financial Statements (i) present fairly in all material respects the financial position, results of operations, and cash flows of the Company at the dates and for the periods indicated, and (ii) except as set forth on Schedule 2.5(b) with respect to the unaudited Financial Statements, have been prepared in accordance with GAAP applied on a consistent basis; provided, however, that the Financial Statements as of and for the six month period ended June 30, 2004 are subject to normal year-end adjustments (which will not be material) and do not include footnotes.

      2.6 Books and Records. The stock record books, minute books, bank accounts, and other corporate records of the Company are true, correct, and complete in all material respects. True, complete and correct copies of the certificate of incorporation and bylaws (or other organizational documents serving a similar purpose), as currently in effect, for the Company are attached as Schedule 2.6 (Part 1). The Company maintains in all material respects accurate books and records reflecting its assets and liabilities and except as set forth on Schedule 2.6 (Part 2) maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management's authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company's assets; (c) access to the Company's assets is permitted only in accordance with management's authorization; (d) the reporting of the Company's assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately.

      2.7 No Undisclosed Liabilities. The Company does not have any liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, and there is no basis for any such liability or obligation or any claim in respect thereof, other than:

            (a) to the extent and for the amount reflected as a liability on the Balance Sheet or a reserve on the Balance Sheet;

            (b) liabilities or obligations incurred in the Ordinary Course of Business (as defined below) since the date of the Balance Sheet (none of which will or may reasonably be expected to have a Company Material Adverse Effect) that are not required to be set forth in a Schedule hereto;

            (c) obligations for performance (but not for breach) under Contracts (as hereinafter defined);

            (d) Company Acquisition Expenses; and

            (e)   other obligations and liabilities specifically disclosed on
Schedule 2.7.

"Ordinary Course of Business" means, with respect to the Company, the ordinary course of commercial operations customarily engaged in by the Company consistent with past practices, but specifically does not include (a) activity (i) involving the purchase or sale of any product line or business unit thereof,
(ii) involving assumption, adoption, or modification of any Plan (as hereinafter defined) or (iii) that requires approval by the board of directors or stockholders of the Company, or (b) the incurrence of any liability for any tort or any breach or violation of or default under any Contract or Law.

      2.8 Taxes.

            Except as set forth on Schedule 2.8:

            (a) The Company has timely filed or caused to be filed, on a timely basis, with the appropriate Government (as defined below) entity all returns, reports (including unclaimed property reports), estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes (as defined below), including any schedule or attachment thereto, and including any amendment or supplement thereof (each a "Tax Return", collectively "Tax Returns"). All Tax Returns are true, correct, and complete in all respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under
Section 6662 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (the "Code") or any corresponding provisions of state, local or foreign Tax (as defined below) law.

            (b) All Taxes (whether or not reflected on any Tax Return) due and owing by the Company have been timely and fully paid. There are no reasonable grounds for the assertion or assessment of any additional Taxes against the Company or its assets. Schedule 2.8 hereto lists all jurisdictions where the Company is required to file Tax Returns or is otherwise subject to Tax.

            (c) The unpaid Taxes of the Company do not exceed the accruals and reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Balance Sheet of the Company, in accordance with GAAP applied consistently, and any Taxes of the Company arising after such date and before the Effective Time have been or will be incurred in the Ordinary Course of Business.

            (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

            (e) The Company has complied with all Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Code, or any similar provision under state, local, or foreign Law), and has timely and properly withheld from the appropriate party and paid over to the proper Government agency all amounts required to be withheld and paid over under applicable Law, including any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (f) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

            (g) The Company (i) is not and has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (other than a group the common parent of which was the Company), and (ii) has no liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

            (h) The Company is not a party to or a partner in any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

            (i) The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

            (j) There are no federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings being conducted with respect to the Company. The Company has not received in writing for any open period from any federal, state, local or foreign Tax authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company.

            (k) There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Returns of the Company nor has the Company agreed to an extension of time with respect to a Tax assessment or deficiency.

            (l) True, correct and complete copies of all material Tax Returns, tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with respect to the last four (4) years with the Internal Revenue Service or any taxing authority have been made available to Parent in the due diligence materials. The Company has and has retained all records or other information which may be materially relevant to Tax Returns, audits or other examinations relating to liability for Taxes.

            (m) Schedule 2.8 hereto sets forth as of December 31, 2002 the amount of any net operating loss, net capital loss, unused foreign tax credits or unused investment or other credits, which schedule shall be updated to as of December 31, 2003 prior to the Closing Date.

            (n) All elections with respect to Taxes affecting the Company as of the date hereof that are not reflected on any Tax Return are set forth in
Schedule 2.8.

            (o) Schedule 2.8 hereto lists all material Tax holidays, abatements, incentives and similar grants made or awarded to the Company by any Government authority.

            (p) Except as set forth on Schedule 2.8 hereto, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in a payment that would not be fully deductible as a result of Section 162(m) or Section 280G of the Code or any similar provisions of foreign, state or local Laws.

            (q) All of the Company's payments to agents, consultants and other parties have been in payment of bona fide fees and commissions and not as illegal or improper payments. The Company has not made any payment to any Person or to any entity described in Section 162(c) of the Code or any similar provision under foreign Law. Neither the Internal Revenue Service nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payments made by the Company alleged to have been of the type covered by this Section 2.8(q).

            (r) None of the assets of the Company is property that the Company is required to treat as being a "safe harbor lease" within the meaning of
Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

            (s) None of the assets of the Company has been financed with or directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code. The Company is not the borrower or the guarantor of any outstanding industrial revenue bonds, nor a tenant, principal user or related Person to any principal user within the meaning of Section 144(a) of the Code of any property that has been financed or improved with the proceeds of industrial revenue bonds.

            (t) None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (u) The Company has not agreed to, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method, other than a change required on account of the transactions contemplated by this Agreement, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. The Company does not have any pending private letter ruling request with the Internal Revenue Service.

            (v) The Company is not, and has not ever been, a United States real property holding company within the meaning of Section 897(c)(1)(A)(ii) of the Code, and the Company shall so certify upon Parent's request.

            (w) The Company does not have an "overall foreign loss" within the meaning of Section 904(f) of the Code.

            (x) There is no property or obligation of the Company, including but not limited to uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

            (y) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation income, profits, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, social security (or similar), unemployment, disability, PBGC premium, franchise, capital, severance, stamp, occupation, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, profits, registration, alternative or add-on minimum, estimated, and any other governmental charge of the same or similar nature, imposed by: the United States or any other nation, state, federal or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof ("Government"); and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a "Tax."

            (z) Notwithstanding anything in this Agreement to the contrary, no representation is made as to whether any net operating losses, net capital losses, built-in losses, built-in deductions (within the meaning of Section 382(h)(6) of the Code), unused foreign tax credits or unused investment or other credits of the Company and carryovers with respect to the foregoing items are or have been subject to any limitations under Section 382 or Section 383 of the Code (or any similar provision of state, local or foreign Law); provided however, that if any such item is so limited with respect to a pre-Closing tax period, such limitation shall not have resulted in a tax liability for such pre-Closing tax period.

      2.9 Assets and Real Property.

            (a) Except as set forth on Schedule 2.9(a) or except for any tangible personal property disposed of by the Company in the Ordinary Course of Business since the date of the Balance Sheet, the Company is the only owner of all right, title, and interest in and to (i) all assets reflected as being owned by it on the Balance Sheet and (ii) all other assets and property, real and personal, tangible and intangible (including, without limitation, all Intellectual Property), owned by it (items (i) and (ii) collectively, the "Assets", and together with all property leased by or licensed to the any Company, the "Property"), and, except as set forth on Schedule 2.9(a), there exists no restriction on the use or transfer of the Property. Except as set forth on Schedule 2.9(a), no Property is in the possession of others and the Company does not hold any Property on consignment. Except as set forth on
Schedule 2.9(a), the Company has good and indefeasible title to, or a valid leasehold interest in, all of its Property, free and clear of all Liens, other than (A) any Lien or encumbrance disclosed on the Balance Sheet, (B) liens for Taxes, assessments or charges which are not yet due and payable or which are being contested by the Company in good faith, (C) liens incurred in connection with workers' compensation, unemployment insurance and other types of social security benefits, (D) mechanics', carriers', workmens', repairmens' or other like liens arising or incurred in the Ordinary Course of Business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (E) any statutory or common law landlord's liens created pursuant to or arising with respect to a lease, sublease or license by the Company of leased Real Property (as hereinafter defined) arising or incurred in the Ordinary Course of Business which are not overdue, (F) mortgages or deeds of trust or other like security instruments granted by an owner of leased Real Property and encumbering the fee simple title to leased Real Property for which there exists an attornment agreement, (G) the terms, provisions, restrictions and limitations of any lease, sublease or license agreement for the lease, sublease or license by the Company of leased Real Property and set forth on Schedule 2.9(c)(i), (H) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the Ordinary Course of Business and (I) such imperfections or irregularities of title, easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, encroachments, restrictive covenants, variances and other similar restrictions, charges or encumbrances (whether or not recorded) that do not materially detract from the value and do not materially interfere with the present use of the property or leased assets affected thereby and do not otherwise have a Company Material Adverse Effect.

            (b) Except as set forth on Schedule 2.9(b), all of the tangible Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is adequate for the purposes for which it is presently used.

            (c) Set forth on Schedule 2.9(c)(i) is a legal description of each parcel of real property owned and a municipal address for each parcel of real property leased or otherwise occupied by the Company (collectively, the "Real Property"). Except as set forth on Schedule 2.9(c)(ii): (a) there is no pending or, to the knowledge of the Company, threatened condemnation proceeding, administrative action or judicial proceeding of any type relating to the Real Property or other matters affecting adversely the current use, occupancy or value of the Real Property; (b) to the Company's knowledge, the Real Property does not serve any adjoining property for any purpose inconsistent with the Company's use of the Real Property, and the Real Property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained; (c) there are no leases, subleases, licenses, easements, concessions or other agreements, written or oral, granting to the Company or, to the Company's knowledge, any other Person the right to use or occupy any portion of the Real Property that are not listed on Schedule 2.9(c); (d) no Person (other than the Company) is in possession of any of the Real Property; (e) neither the current use of the Real Property nor the operation of the Company violates any instrument of record or agreement affecting the Real Property or any applicable legal requirements; (f) to the knowledge of the Company, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Real Property are sufficient to enable the continued operation of the Real Property as currently operated; (g) all certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the past and present operation of the Company on the Real Property have been lawfully issued to the Company and are, as of the date hereof, and will be following the consummation of the transactions contemplated hereby, in full force and effect, and to the knowledge of the Company, the Company and such Real Property are in compliance with all applicable zoning ordinances, regulations and permits (without regard to any variances granted thereunder); and (h) all Real Property has adequate access to public roads and utilities.

      2.10 Necessary Property and Transfer of Assets. The Property constitutes all property and property rights now used or necessary for the conduct of the Company's business in the manner and to the extent presently conducted by the Company. Except as provided in Schedule 2.10, there exists no condition, restriction or reservation affecting the title to or utility of the Property or that would prevent the Company from enforcing its rights with respect to the Property after the Closing to the same extent that it might continue to do so if the sale and transfer contemplated hereby did not take place.

      2.11 Accounts Receivable; Inventories.

            (a) Set forth on Schedule 2.11(a) are a list of all the accounts receivable of the Company and an aging schedule relating thereto, each as of August 31, 2003. As of such date, such accounts receivable (collectively, the "Accounts Receivable") were valid and subsisting, and except as set forth on
Schedule 2.11(a) all such Accounts Receivable arose in the Ordinary Course of Business. Except as set forth on Schedule 2.11(a) and except to the extent of the allowance for doubtful accounts on the Balance Sheet, no Account Receivable is subject to any counterclaim, set off, defense or Lien. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable except as set forth on
Schedule 2.11(a).

            (b) All inventories held by the Company at any location are valued on the Financial Statements at the lower of cost or market (cost being determined by the first-in-first-out method). Except as set forth on Schedule 2.11(b) and only to the extent reflected as a reserve on the Balance Sheet, such inventories consist of a quantity and quality usable and salable in the Ordinary Course of Business, and are not physically damaged, previously used, obsolete (i.e., no longer offered for sale by the Company) or discontinued.

      2.12 Contracts and Commitments. Except as set forth on Schedule 2.12(a)-(p) and Schedule 2.14(c), the Company is not a party to or otherwise obligated under any of the following, whether written or oral:

            (a) Any single contract or purchase order with vendors providing for an expenditure by the Company in excess of $50,000 or any contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by the Company in excess of $150,000.

            (b) Any contract or commitment providing for an expenditure by the Company for the purchase or lease of any real property in excess of $25,000.

            (c) Any contract, bid or offer to sell products or to provide services to third parties which (i) the Company knows is at a price which would result in a net loss to the Company on the sale of such products or provision of such services or (ii) contains terms or conditions the Company cannot reasonably expect to satisfy or fulfill in whole or in part.

            (d) Any purchase commitment for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Company or at a price in excess of the current reasonable market price at the time of such commitment.

            (e) Any contract pursuant to which the Company is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person (other than leases of personal property leased in the Ordinary Course of Business with annual lease payments no greater than $25,000).

            (f) Any contract pursuant to which the Company is the lessor, sublessor or lessee of, or permits any third party to operate, any real or personal property owned or leased by an officer, employee or stockholder of the Company or any affiliate thereof.

            (g) Any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever.

            (h) Any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, accommodation or other similar type of agreement.

            (i) Any arrangement or other agreement which involves (i) a sharing of profits, (ii) future required payments of $25,000 or more per annum to other Persons, or (iii) any joint venture, partnership or similar contract or arrangement.

            (j) Any sales agency, sales representation, distributorship or franchise agreement not terminable in thirty (30) days or less without cost or penalty.

            (k) Any contract providing for the payment of any cash or other benefits upon the sale or change of control of the Company or a substantial portion of the assets of the Company.

            (l) Any contract prohibiting competition, prohibiting the Company or its employees from freely engaging in any business anywhere in the world, or prohibiting the disclosure of trade secrets or other confidential or proprietary information.

            (m) Any contract or commitment not made in the Ordinary Course of Business.

            (n) Any contract or commitment pursuant to which the Company has acquired or disposed of or has agreed to acquire or dispose of any securities or any business or product line.

            (o) Any other contract or commitment which is not cancelable without penalty on thirty (30) days notice or less and which is not specifically described on any other Schedule in this Agreement.

            (p) Any agreement or arrangement relating to the employment, consulting, engagement or retainer of employees.

      2.13 Validity of Contracts. Each written or oral contract, agreement, commitment, license, lease, indenture or evidence of indebtedness to which the Company is a party or is otherwise obligated (individually, a "Contract" and collectively, the "Contracts") is a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity. Except as set forth on Schedule 2.13, the Company is not, and to the knowledge of the Company, no other party to any of the Contracts is in default under or in violation of such Contract, and there are no disputes with regard to any Contract. Except as set forth on Schedule 2.13, neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, and, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute, a default under or a violation of any Contract by the Company or, to the knowledge of the Company, any other party to such Contract or would cause the acceleration of any obligation of the Company or, to the Company's knowledge, any party thereto or the creation of a Lien upon any Property. The Company has made available to Parent in its due diligence materials a true, complete and accurate copy of each written Contract required to be disclosed on Schedule 2.12 and a true, complete and accurate description of each oral Contract required to be disclosed on Schedule 2.12, and none of such Contracts has been modified or amended in any respect, except as reflected in such disclosure to Parent.

      2.14 Intellectual Property.

            (a) For purposes of this Agreement, "Intellectual Property" shall mean patents and patent applications (including, but not limited to, continuations, continuations-in-part, provisionals, divisionals, reexaminations, reissues, foreign counterparts, and the like); trademarks, service marks, trade names, brand names, logos and corporate names, registrations thereof and applications therefor; copyrights and registrations thereof and applications therefor, and works of authorship, including derivative works, within the meaning of the United States Copyright Act, 17 U.S.C. Sections 101 et seq.; trade secrets and know-how; shop rights; inventions and discoveries; confidential ideas, developments, concepts, information, data, processes, techniques, methods, designs, software, firmware, programs, databases and algorithms; mask works; domain names; and any other intellectual property rights anywhere in the world; all modifications, renewals, extensions and reissues of any thereof, all common law, statutory, treaty and convention rights with respect to any thereof; all property rights, moral rights, ownership and other proprietary rights in any thereof; and all worldwide forms of protection and rights in, to and under all of the foregoing; and the right and power to assert, defend and recover title thereto and the right to sue for and recover damages for past, present and future infringement, misuse, misappropriation or other violation thereof, both in the same manner and to the same extent as the Company could, or could cause to be done, if the transactions contemplated hereby did not occur. "Company Intellectual Property" shall mean all Intellectual Property that is used or held by the Company for use, or that has been used by the Company, in connection with its business or operations, and all goodwill associated therewith.

            (b) Schedule 2.14(b) contains a true, complete and accurate list of each of the following items of Company Intellectual Property that, as of the date hereof, are registered in the name of the Company or for which an application in the name of the Company is currently pending: patents, patent applications and invention disclosures, trademarks, service marks, trade names, corporate names, copyrights, and domain names ("Registered Company Intellectual Property"), and enumerates for each such item, as applicable, the patent number, application number, registration number, filing date, date of issuance, registration or grant, applicant, classification of goods or services covered (for trademarks and service marks), mark or name, owner, country of origin and subject matter. Except as set forth on Schedule 2.14(b), all Registered Company Intellectual Property is currently in compliance with formal legal requirements (such as payment of filing, examination and maintenance fees and proofs of use) and no Registered Company Intellectual Property is subject to any unpaid maintenance fees or taxes or actions due within 90 days after the Closing Date. There are no proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered Company Intellectual Property other than those set forth in Schedule 2.14(b). The Company has not claimed any status in the application for or registration of any Registered Company Intellectual Property, including "Small business status", that would not be applicable to the Surviving Corporation. The Company is not aware of any facts that cause the Company to believe, or any assertions by any third party, that any Registered Company Intellectual Property is not valid and enforceable, other than as set forth in Schedule 2.14(b). However, the Company makes no representation as to the validity or enforceability of its Intellectual Property except as set forth herein.

            (c) Schedule 2.14(c) identifies each agreement (each a "Company Intellectual Property License") pursuant to which rights to any item of Company Intellectual Property that is owned by a Person other than the Company is licensed to the Company (excluding off-the-shelf software programs licensed to the Company pursuant to "shrink wrap" or "click wrap" licenses, but including all software licensed to the Company pursuant to the GNU general public license or limited general public license or any other open source licenses) ("Licensed Company Intellectual Property") Schedule 2.14(c) accurately identifies, for each such agreement, the licensor, licensee, license date and the Company Intellectual Property covered by such agreement. No Company Intellectual Property owned by the Company is required under the terms of a Company Intellectual Property License to be licensed at no charge to any third party and the Company is not required under the terms of any Company Intellectual Property License to provide or to offer to any third party a machine-readable copy of the source code for any Company Intellectual Property owned by the Company.

            (d) Except with respect to Licensed Company Intellectual Property and any off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" or "click wrap" licenses, and except as described on Schedule 2.14(d), the Company has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to, the Company Intellectual Property, free and clear of all Liens.

            (e) Except with respect to Licensed Company Intellectual Property and any off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" or "click wrap" licenses, the total fees associated with which are less than $2,500, and except as set forth in Schedules 2.14(e)(i) through (ix),
(i) there are no obligations (including royalty obligations), covenants or restrictions from third parties or Orders (as hereinafter defined) affecting either the use, disclosure, enforcement, transfer or licensing of the Company Intellectual Property; (ii) each item of Company Intellectual Property is valid and enforceable and encompasses all proprietary rights necessary or desirable for or used in the conduct of the Company's business as presently conducted or as proposed by the Company to be conducted; (iii) no entity other than the Company possesses any current or contingent rights to the Company Intellectual Property (including, without limitation, through any escrow account); (iv) the Company has secured from all Persons who have created or otherwise have any rights in or to, any item of Company Intellectual Property, valid enforceable written assignments of, or licenses to, any such Company Intellectual Property;
(v) the Company owns all right, title and interest in and to all Company Intellectual Property; (vi) the Company has not transferred and, as of the date of this Agreement, the Company is not obligated to transfer, to any third party any Company Intellectual Property; (vii) there is no action, suit, arbitration or other proceeding pending or, to the Company's knowledge, threatened, which involves any Company Intellectual Property; (viii) the Company is not in material breach of any Company Intellectual Property License; and (ix) the Company is not subject to any Order and is not party to any Contract which restricts or impairs the use of any Company Intellectual Property.

            (f) The Company has imposed written nondisclosure obligations on all third parties that have received any confidential information or trade secrets of the Company.

            (g) The Company has exercised reasonable care, including taking all reasonable steps, to protect its rights in its confidential information and trade secrets.

            (h) Except as set forth in Schedule 2.14(h), there is not and has not been any infringement, misappropriation or other violation of any Intellectual Property of a third party by the Company, and there are no facts known to the Company facts raising a likelihood of any such violation.

            (i) Except as set forth in Schedule 2.14(i), to the knowledge of the Company, there is not and has not been any infringement, misappropriation or other violation of the Company Intellectual Property owned by the Company, and there are no facts known to the Company raising a likelihood of any such violation. Except as set forth in Schedule 2.14(i), there has been no claim made by the Company of any infringement, misappropriation or other violation of the Company Intellectual Property owned by the Company.

            (j) Except as set forth in Schedule 2.14(j), the Company Intellectual Property owned by the Company and its products or services have not been the subject of a claim of infringement, interference or unfair competition or other claim. Except as set forth in Schedule 2.14(j), there has been no claim made against the Company asserting the invalidity, misuse or unenforceability of the Company Intellectual Property or challenging the Company's right to use, transfer, or ownership of, the Company Intellectual Property, and there are no known grounds for any such claim or challenge, including without limitation any such claim or challenge based upon the Company's use or enforcement of, or any failure by the Company to use or enforce, the Company Intellectual Property.

            (k) Except as set forth in Schedule 2.14(k) and other than Licensed Company Intellectual Property and any off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" or "click wrap" licenses, no Intellectual Property of a third party, including without limitation open source, public source or freeware, or any modification or derivative thereof, including any version of any software licensed pursuant to any open source license, was or is used in, incorporated into, embedded in, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Company Intellectual Property.

            (l) Except as set forth in Schedule 2.14(l), no loss of any Company Intellectual Property is pending, reasonably foreseeable or to the knowledge of the Company, threatened. The Company has taken all reasonable action necessary to maintain and protect the Company Intellectual Property owned by it, except that it has not filed any patent applications or obtained any patents with respect to such Company Intellectual Property other than as disclosed on
Schedule 2.14(b). To the knowledge of the Company, the owners of the Licensed Company Intellectual Property which is not owned by the Company have taken all reasonable action necessary to maintain and protect such Licensed Company Intellectual Property.

            (m) The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish the Company Intellectual Property or subject the Surviving Corporation's use of the Company Intellectual Property to restrictions or limitations other than those to which the Company's use thereof would be subject if the transactions contemplated hereby did not occur.

            (n) The Company has not given to any third party any warranty or indemnification related to Company Intellectual Property, except for (i) statutory warranties given in the Ordinary Course of Business in connection with the sale of goods and services, (ii) warranties given by third party manufacturers that the Company passes through or assigns to its customers in connection with the sale of goods and (iii) contractual warranties in the forms set forth on Schedule 2.28 given in the Ordinary Course of Business in connection with the sale of goods and services.

      2.15 Litigation. Except as set forth on Schedule 2.15 and except for administrative proceedings pursuant to the prosecution or registration of Intellectual Property undertaken in the Ordinary Course of Business (other than reexamination, opposition and interference proceedings that may affect the Company's rights in Intellectual Property), (a) there is no, and since January 1, 2000, there has not been any suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government investigation, or other action (any of the foregoing, "Action") pending or, to the knowledge of the Company, threatened against the Company or involving its business, employees (arising out of or relating to their work for the Company), or employment relationships or any of its Property, including without limitation any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby or, to the knowledge of the Company, pending or threatened against any of its stockholders, directors, officers, agents or other personnel in connection with the Company, its business, employees (arising out of or relating to their work for the Company), or employment relationships, including without limitation any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby; and (b) the Company is not and, since January 1, 2000 the Company has not been subject to any judgment, order, writ, injunction, or decree of any court or other Government entity ("Order") other than Orders of general applicability.

      2.16 Insurance.

            (a) Set forth on Schedule 2.16 is a list of all insurance policies and bonds held by the Company currently in force covering or relating to the properties, operations or personnel of the Company and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time since January 1, 2000. Such schedule clearly indicates which of such policies are claims made and which of such policies are occurrence based. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and the Company is not in default with respect to any of its obligations under any of such insurance policies.

            (b) Since January 1, 2000, the Company has at all times maintained insurance as required by Law or under any Contract, including, without limitation, unemployment and workers' compensation coverage.

      2.17 Absence of Certain Changes. Since December 31, 2003, except as set forth on Schedule 2.17 hereto, there has not been with respect to the Company or the Property:

            (a) Any Company Material Adverse Change (as hereinafter defined) and to the knowledge of the Company, no such change will arise from the consummation of the transactions contemplated hereby (provided, that the Company makes no representation or warranty regarding the operation of the Company or its business by Parent or the Surviving Corporation from and after the Effective
Time);

            (b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person with respect to any securities of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any of its securities;

            (c) Any increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any stockholder, director, officer, agent, or employee of the Company, or in any benefits granted under any Plan with or for the benefit of any such stockholder, director, officer, agent, or employee (other than increases in wages or salaries required under existing Contracts listed on Schedule 2.12 or otherwise not unusual in timing, character or amount made in the Ordinary Course of Business to employees);

            (d) Any change with respect to its management, supervisory or other key personnel;

            (e) Any significant change in the size of its workforce;

            (f) Any transaction entered into or carried out by the Company other than in the Ordinary Course of Business;

            (g) Any borrowing or incurrence of any other indebtedness (other than accounts payable in the Ordinary Course of Business) contingent or otherwise, by or on behalf of the Company (it being understood that the foregoing is not intended to describe obligations of the Company under Contracts to sell products to others) in excess of $25,000;

            (h) Any modification or termination of any Contract disclosed on Schedules 2.12 or 2.14(c) or any material term thereof or any Government license, permit or other authorization;

            (i) Any purchase in excess of $25,000 by the Company of capital assets or any interests in real property or any lease arrangement (whether as a lessor or lessee or sublessor or sublessee) entered into by the Company with respect to real property;

            (j) Any abandonment, lapse or infringement of any Intellectual Property owned by or licensed to the Company;

            (k) Any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any Person or interest in any business organization or entity;

            (l) Any acquisition of any assets (whether through capital spending or otherwise) outside of the Ordinary Course of Business or which are material, individually or in the aggregate, to the Company;

            (m) Any waiver of any claims or rights that involve amounts individually in excess of $25,000;

            (n) Any disclosure of any confidential or proprietary information to any Person other than to Parent and Parent's representatives, agents, attorneys and accountants or the employees of the Company in the Ordinary Course of Business or the customers, potential customers, suppliers and potential suppliers in the Ordinary Course of Business, provided such customers, potential customers, suppliers and potential suppliers have entered into customary non-disclosure agreements with the Company with respect thereto;

            (o) Any charitable contributions or commitments therefor in excess of $10,000 in the aggregate;

            (p) Any material change in the conduct of the Company's business, or any material change in its methods of purchase, sale, lease, management, marketing, promotion or operation, or any material delay or postponement of the payment of accounts payable or other liabilities;

            (q) Any material change in any method of accounting or accounting policies of the Company, other than those required by GAAP, or any writedown in the accounts receivable or inventories of the Company;

            (r) Any change in Tax elections; or

            (s) Any binding commitment or agreement by the Company to do any of the foregoing items (b) through (r).

      2.18 No Breach of Law or Governing Document; Licenses and Permits.

            (a) The Company is not currently and has not since January 1, 2000 been in default under or in breach or violation of any applicable statute, law, treaty, convention, ordinance, decree, order, injunction, rule, directive, or regulation of any Government ("Law") or the provisions of any Government permit, franchise, or license. The Company is not currently and has not ever been in default under or in breach or violation of any provision of its organizational documents. The Company has not received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor the Closing do or will constitute or result in any such default, breach or violation.

            (b) The Company holds all Government authorizations, licenses and permits required to conduct its business as presently conducted by it (other than those Government authorizations, licenses and permits the failure of which to hold would not result in a material liability to the Company), and each such authorization, license or permit held by the Company is valid, in full force and effect, and listed on Schedule 2.18. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such authorization, permit or license.

      2.19 Transactions with Related Persons; Outside Interests.

            (a) No director, officer or affiliate of the Company or, to the knowledge of the Company, any individual related by blood, marriage or adoption to any such Person in which any such Person owns a beneficial interest greater than five percent (5%) (collectively, the "Company Entities") and, to the knowledge of the Company, no Stockholder of the Company or employee of the Company or any individual related by blood, marriage or adoption to any such Person, in any such case, is a party to any agreement, contract, commitment or other form of transaction or arrangement with the Company, written or oral, or has any interest in any of the Property, except as specifically disclosed on
Schedule 2.19(a).

            (b) Except as specifically disclosed on Schedule 2.19(b), to the knowledge of the Company, no director, officer or affiliate of the Company and, to the knowledge of the Company, no Stockholder of the Company or employee of the Company has any direct or indirect financial interest in any competitor with or supplier or customer of the Company;

provided, however, that for this purpose ownership of corporate securities having no more than 5% of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or authorized for quotation on the Nasdaq National Market, shall not be deemed to be such a financial interest, provided that such Person has no other connection or relationship with such competitor, supplier or customer.

            (c) All of the items disclosed on Schedule 2.19(a) have been duly and validly authorized by the Board of Directors of the Company involved in such matter following full disclosure of any conflicts of interest with respect thereto.

      2.20 Bank Accounts of the Company. Set forth on Schedule 2.20 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company, together with the names of all Persons who are authorized signatories or have access thereto or control thereunder.

      2.21 Environmental Matters.

            (a) To the knowledge of the Company, except as set forth on Schedule 2.21, all assets and property currently or previously owned, leased, operated, or used by the Company or in connection with the business of the Company ("Environmental Property"), all current and previous conditions on and uses of the Environmental Property, and all current and previous ownership and operations of the Environmental Property and of the Company (including without limitation transportation and disposal of Hazardous Materials (as hereinafter defined) by or for the Company) comply and have at all times complied, and do not cause, have not caused, and will not cause liability to be incurred by the Company under any current or past Law relating to the protection of health or the environment, including without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, any comparable state or foreign Law (collectively, "Environmental Law"). Except as set forth on Schedule 2.21, the Company is not in violation of and, to the knowledge of the Company, has not ever violated any Environmental Law.

            (b) Except as set forth on Schedule 2.21, the Company has properly obtained and is in compliance with all necessary permits, registrations, approvals, and licenses ("Environmental Permits"), and has properly made all filings with and submissions to any Government or other authority required by any Environmental Law. Except as set forth on Schedule 2.21, to the knowledge of the Company, no deficiencies have been asserted by any such Government or authority with respect to such items.

            (c) To the knowledge of the Company, except as set forth on Schedule 2.21, there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into the Environmental Property or into the environment surrounding the Environmental Property of any (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes (including without limitation those defined as hazardous under any Environmental
Law), (iii) petroleum including crude oil or any derivative or fraction thereof,
(iv) asbestos fibers, or (v) solid wastes ((i) (v), collectively, "Hazardous Materials").

            (d) To the knowledge of the Company, except as set forth on Schedule 2.21, there are and have been no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced, or treated at, upon, or from the Environmental Property; (ii) ceramic or asbestos fibers or materials or polychlorinated biphenyls on, in or beneath the Environmental Property, or (iii) underground storage tanks on or beneath the Environmental Property.

            (e) The Company has made available in its due diligence materials to Parent, prior to the execution and delivery of this Agreement, complete copies of any and all (i) documents received by the Company from, or submitted by any of the Stockholders of the Company or the Company to, the Environmental Protection Agency and/or any foreign, state, county or municipal environmental or health agency concerning the environmental condition of the Environmental Property or the effect of the operations of the Company on the environmental condition of the Environmental Property and (ii) reviews, audits, reports, or other analyses concerning the Environmental Property in the possession of the Company.

            (f) Except as set forth on Schedule 2.21, there never has been pending or, to the knowledge of the Company, threatened against the Company in connection with the Environmental Property, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation based on or related to any Environmental Permits or an Environmental Law.

            (g) Except as set forth on Schedule 2.21, the Company has not ever received from any Person any written or express notice of any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could be reasonably expected to:
(i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permits or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any Environmental Law or any Environmental Permits in connection with the operations on the Environmental Property; or
(iii) give rise to any material liability, loss or expense, or form the basis of any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation involving the Environmental Property, or the Company based on or related to any Environmental Permits or an Environmental Law or to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Materials.

            (h) To the knowledge of the Company, Schedule 2.21 contains a list of all sites where Hazardous Materials have been sent by the Company since its inception, or are currently being sent for disposal, treatment, recycling or storage, including the address of each such site, and a description and estimate of the amount of the Hazardous Materials disposed of, treated, recycled or stored at each such site. Schedule 2.21 further contains a list of the names and addresses of all Persons involved in the transportation and disposal of Hazardous Materials on behalf of the Company or from the Environmental Property since its inception and an estimate of the amount of such Hazardous Materials handled by each such Person.

      2.22 Officers, Directors, Employees, Consultants and Agents; Compensation.

            (a) Set forth on Schedule 2.22(a) is a complete list as of the date hereof of: (i) all current directors of the Company, (ii) all current officers (with office held) of the Company, (iii) all current employees (active or other) of the Company employed in the United States, (iv) all current employees (active or other) of the Company employed outside of the United States, and (v) all current paid consultants to the Company; together, in each case, with the current job title and/or job description, rate of compensation, any paid vacation time accrued with respect to such person, any incentive or bonus plan participation and all bonus and/or incentive payments owed to such person as of the date hereof, and the date of hire, leave status (including type of leave) and visa status of each such person.

                  (i) All employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities. Except as set forth in Schedule 2.12(o)-(p), the Company has no employment or consulting contracts currently in effect that are not terminable within thirty (30) days without penalty (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                  (ii) As of the date hereof, no employee of the Company has given to the Company oral or written notice of termination, nor has the Company given notice of termination or notice of any workforce reduction or plant closure to any employee or governmental entity.

                  (iii) Except as set forth on Schedule 2.22(a)(iii), there are no claims, demand letters, civil rights charges, suits or other controversies pending, or to the knowledge of Company, threatened between Company and any of its current or former employees.

                  (iv) No employee listed on Schedule 2.34, no member of Senior Management and, to the Company's knowledge, no other employee of the Company is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency that would materially interfere with such employee's efforts to promote the interests of the Company's business or that would materially interfere with the business of the Company. To the Company's knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the business as presently conducted by Company or as proposed to be conducted, nor any activity of the employees of the Company in connection with the carrying on of the business as presently conducted or as proposed to be conducted by Company will conflict with or result in a breach of any material term, condition or provision of, or constitute a default under, any agreement under which any of such employees is now bound.

                  (v) The Company is in compliance in all material respects with all applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including without limitation employee compensation matters, fair labor standards, equal employment opportunity and affirmative action obligations.

            (b) Except as set forth on Schedule 2.22(b): (i) the Company is not indebted to any of its officers, directors, employees or consultants except for amounts due as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary business expenses on a basis consistent with past practices; and (ii) no officer, director, employee or consultant of the Company is indebted to the Company except for advances for ordinary business expenses on a basis consistent with past practices.

            (c) All payments to agents, consultants and others made by the Company or by a stockholder in connection with the Company have been in payment of bona fide fees and commissions and not as bribes or as otherwise illegal or improper payments. All such payments have been made directly to the parties providing the services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party's tax reporting or payment obligations. The Company has properly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable to such Persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately disclosed in the Financial Statements and other public or private reports, records or filings of the Company, to the extent required by Law.

      2.23 Labor Matters. Set forth on Schedule 2.23 is each collective bargaining, works council, union representation or similar agreement or arrangement to which the Company is or has been a party or by which it is or has been bound. Except as set forth on Schedule 2.23:

            (a) There is no organized labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of the Company, threatened against the Company;

            (b) No right of representation exists respecting the Company's employees;

            (c) No collective bargaining agreement is currently being negotiated and, to the knowledge of the Company, no organizing effort is currently being made with respect to the employees of the Company; and

            (d) Neither the Company nor any of its agents, representatives or employees has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended. There is not now pending or, to the knowledge of the Company, threatened any formal charge or complaint against the Company by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof, and the execution or consummation of this Agreement will not result in any such charge or complaint.

      2.24 Employee Benefit Matters. Except as set forth on Schedule 2.24:

            (a) The Company has no outstanding and is not a party to or subject to liability under any plan or policy, whether or not written and whether or not considered legally binding, that involves (i) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (ii) welfare or "fringe" benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits (together the "Plans" and each item thereunder a "Plan"). True, correct, and complete copies of all documents creating or evidencing any Plan listed on Schedule 2.24 have been made available in its due diligence materials to Parent. There are no negotiations, demands or proposals which are pending or, to the knowledge of the Company, threatened which concern matters now covered, or that would be covered, by the foregoing types of Plans.

            (b) Each Plan has been administered, operated and maintained in material compliance with its terms and in material compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any other Law applicable to any Plan. To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent Forms 5500 have been made available in its due diligence materials to Parent. Each Plan that is intended to qualify under Section 401(a) or Section 509(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been made available in its due diligence materials to Parent) or the remedial amendment period with respect to such plan has not expired. Nothing has occurred that would cause, and no Action is pending or threatened, which could result in the loss of such exemption or qualification.

            (c) The Company (i) has not within the six-year period preceding the Closing made or has had an obligation to make any contributions to any multi employer plan (as defined in ERISA) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA, (ii) has not within the six-year period preceding the Closing been a member of a controlled group which contributed to and had not had an obligation to contribute to any such plans and
(iii) has not within the six-year period preceding the Closing been under common control with an employer which contributed to and has not within the six-year period preceding the Closing had an obligation to contribute to any such plans.

            (d) The Company has not terminated or taken action to terminate any employee benefit plan, and no "reportable event" (as defined in ERISA) or "prohibited transaction" (as defined in the Code or ERISA) has occurred or, to the knowledge of the Company, is threatened to occur with respect to any Plan.

            (e) The Company is not required under Law to engage an independent auditor to render an opinion on statements of assets and liabilities of any of the Plans.

            (f) All of the Plans, to the extent applicable, are in material compliance with the continuation of health benefit provisions contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and with Section 1862(b)(4)(A)(i) of the Social Security Act, and the Company does not have any liability for any excise tax imposed by Code Section 5000. True, correct and complete copies of the most recent notification to employees of their COBRA rights and form of letter(s) distributed upon the occurrence of a qualifying event have been made available in its due diligence materials to Parent. Other than as required by COBRA, the Company does not have any liability or obligation to provide life, medical or other welfare benefits to former or retired employees.

            (g) With respect to any Plan which is a welfare plan as defined in
Section 3(1) of ERISA: (i) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements in all material respects; and (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or Parent to a tax under Code Section 4976(a).

            (h) Full payment has been made of all amounts due under each of the Plans and to each Person employed or formerly employed by the Company that are required under the terms of the Plans, and full payment will be made of all amounts that are required to be so paid through the Closing Date.

            (i) All contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report.

            (j) All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been paid in full, subject only to normal retrospective adjustments in the ordinary course, to the extent applicable to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

            (k) There will be no incidence of severance payments or any other termination benefits for which Parent or the Company will be responsible as a consequence of the transactions contemplated hereby.

            (l) There is no pending or, to the knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Plan described in Schedule 2.24 hereof and there is no basis for any such legal action, proceeding or investigation.

            (m) All expenses and liabilities relating to all of the Plans described on Schedule 2.24 have been, and will be on the Closing Date, fully and properly accrued on the Company's books and records and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.

            (n) Each Plan (including any Plan covering former employees of any Company) may be unilaterally amended, varied, modified or terminated in whole or in part by the Company or Parent on or at any time after the Closing Date, subject to the requirements of applicable Law.

      2.25 Overtime, Back Wages, Vacation and Minimum Wage. Except as set forth in Schedule 2.25, no present or former employee of the Company has given notice to the Company of, and there is no valid basis for, any claim against the Company (whether under Law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period,
(b) wages or salary (excluding current bonus, accruals and amounts accruing under "employee benefit plans," as defined in Section 3(3) of ERISA) for any period other than the current payroll period or (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year.

      2.26 Occupational Safety and Health. The Company has not received any written notice from any Government entity alleging a violation of occupational safety or health standards. Schedule 2.26 sets forth a true, correct and complete list of all workers compensation claims against the Company made over the three years preceding the date hereof.

      2.27 Customers and Suppliers. Schedule 2.27 sets forth a true, complete and correct list of the ten (10) largest customers of the Company and the ten
(10) largest suppliers of the Company, by volume of sales and purchases, respectively (by dollar volume) for each of the years ended December 31, 2002 and 2003. Except as disclosed on Schedule 2.27, the Company has not received any written or express notice from any supplier of the Company listed on Schedule
2.27 to the effect that, and has no reason to believe that, any such supplier will stop or materially decrease the rate of supplying materials, products or services to the Company. Except as disclosed on Schedule 2.27, the Company has not received any written or express notice from any customer of the Company listed on Schedule 2.27 to the effect that, and has no reason to believe that such customer will stop or materially decrease the rate of buying materials, services or products from the Company.

      2.28 Product and Service Warranties. Set forth on Schedule 2.28(a) are the standard forms of product and service warranties and guarantees used by the Company and copies of all other outstanding product and service warranties and guarantees. Except as disclosed on Schedule 2.28(b), no oral product or service warranties or guarantees have been authorized or made containing terms less favorable to the Company in any material respect than the terms of the forms of product and service warranties and guarantees set forth on Schedule 2.28(a). Except as specifically described on Schedule 2.28(c), no product or service warranty or similar claims have been made against the Company and, to the Company's knowledge, except as set forth on Schedule 2.28(c), there is no basis for any such claim after the date hereof. No Person has any valid claim, or has any valid basis for any action or proceeding, against the Company under any Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, guarantees, specifications, manuals or brochures or other advertising materials. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product and service warranties and guarantees and similar claims now pending or asserted against the Company hereafter (including for those matters disclosed on Schedule 2.28(c)) with respect to products manufactured prior to the Effective Time (which, for the avoidance of doubt, shall include only those products which have been shipped or delivered prior to the Effective Time (including without limitation those products engaged in customer trials) or which constitute finished goods inventory prior to the Effective Time) or services rendered on or prior to the Effective Time will not exceed $500,000, if remedied or fulfilled in the Ordinary Course of Business.

      2.29 Product Liability Claims. Except as described on Schedule 2.29, the Company has not received written or express notice or written or express information as to any claim or allegation of, and the Company has not been a party or subject to any Action or Order relating to, bodily or personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by the Company or its employees. Schedule 2.29 accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney's fees incurred in connection with such claim.

      2.30 Product Safety Authorities. No Person affiliated with or on behalf of the Company has been required to file any notification or other report with or provide information to any Government entity or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by the Company or in connection with its business, and there exist no grounds for the recall of any such product.

      2.31 Foreign Operations and Export Control. At all times, the Company has acted:

            (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law;

            (b) in compliance with all applicable foreign Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and Taxation;

            (c) without notice of violation of and in compliance with all relevant anti-boycott Laws, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements;

            (d) without violation of any export control or sanctions Laws, including without limitation the Export Administration Regulation administrated by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without violation and in compliance with any required export or re-export licenses or authorizations granted under such Laws, which licenses or authorizations are described in
Schedule 2.31; and

            (e) without violation of the Foreign Corrupt Practices Act of 1977, as amended.

      2.32 Takeover Statutes. The Company is not subject to any "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each a "Takeover Statute") applicable to the Company or the Merger.

      2.33 Brokers, Finders, Other Offers. Except as set forth in Schedule 2.33, no finder, broker, agent, or other intermediary, acting on behalf of the Company, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. Neither the Company nor, to the knowledge of the Company, any of the Stockholders of the Company is subject to any letter of intent, agreement, understanding or commitment with any third party (other than Parent) or its agents, representatives, written or unwritten, regarding any offer, proposal, or indication of interest involving the purchase, sale or transfer (including but not limited to, by means of a merger, recapitalization, joint venture or the like) of all or a controlling portion of the capital stock or other ownership interest in the Company or all or a material portion of the business or assets of the Company.

      2.34 Certain Key Employees. Each of the employees of the Company listed on
Schedule 2.34 has executed and delivered to the Company an employment agreement or has accepted in writing an employment offer letter (with respect to each such employee, such employment agreement or offer letter being hereinafter referred to as an "Offer Letter"), each dated as of the date of this Agreement, to be effective at the Effective Time, and the Company employing such employee has executed and delivered to Parent a true and complete copy of each such fully executed Employment Agreement and each such Offer Letter.

      2.35 Non-Competition Agreements. Each of the executive employees of the Company listed on Schedule 2.35 has executed and delivered to the Company a non-competition agreement (with respect to each such executive employee, a "Non-Competition Agreement"), each dated as of the date of this Agreement, to be effective at the Effective Time, and the Company employing such executive has executed and delivered to Parent a true and complete copy of each such fully executed Non-Competition Agreement.

      2.36 Disclosure. Neither this Agreement nor any of the schedules, attachments or the exhibits hereto or any agreements contemplated hereby contain any untrue statement of material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact which has not been disclosed to Parent of which the Company has knowledge and which has had or could reasonably be anticipated to have a Company Material Adverse Effect (as hereinafter defined) or Company Material Adverse Change.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARENT

            Parent hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof and each of which shall survive the Closing as provided in Article IX.

      3.1 Authorization; No Conflict. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of California. Acquisition Subsidiary is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action of each of Parent and Acquisition Subsidiary. This Agreement and the Escrow Agreement constitute the valid and binding obligation of each of Parent and Acquisition Subsidiary (to the extent a party thereto), enforceable against each such party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy and other similar Laws affecting the rights and remedies of creditors generally. The execution and delivery of this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, do not conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Parent.

      3.2 Capitalization of Acquisition Subsidiary. The entire authorized capital stock of Acquisition Subsidiary consists solely of 1,000 shares of Common Stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. Parent owns all issued and outstanding capital stock of Acquisition Subsidiary, free and clear of any and all Liens.

      3.3 Capitalization of Parent. The entire authorized capital stock of Parent consists solely of 200,000,000 shares of Common Stock, without par value, of which 63,157,380 shares are issued and outstanding as of August 13, 2004. All of the shares of Parent Common Stock to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid and nonassessable, shall be free of any Liens, encumbrances and restrictions on transfer imposed by Parent (and other than those created by applicable state and/or federal securities laws or pursuant to the Escrow Agreement), and, assuming the timely completion and accuracy of the certifications of the Preferred Stockholders set forth in the Offeree/Preferred Stockholder Questionnaire forming a part of the Information Statement (as defined herein), are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

      3.4 Consents. Except as set forth on Schedule 3.4 and except for the consents and approvals required to be obtained in connection with, or filings required to be made pursuant to, the HSR Act, if applicable, no waiver or consent of any third party or governmental authority is required for the execution by Parent of this Agreement, or the consummation by the Company of the transactions contemplated hereby.

      3.5 Brokers, Finders. Except as set forth in Schedule 3.5, no finder, broker, agent, or other intermediary, acting on behalf of Parent or Acquisition Subsidiary, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

      3.6 Litigation. There is no Action or Order pending or, to the knowledge of Parent, threatened against Parent or Acquisition Subsidiary challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to Parent which could interfere with Parent's ability to consummate the transactions contemplated by this Agreement.

      3.7 SEC Reports. Since January 1, 2003, Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed with the SEC (collectively, the "Parent SEC Documents"). As of their respective filing dates, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and/or the Securities Act, as applicable.

                                   ARTICLE IV
                        CERTAIN COVENANTS OF THE COMPANY

      4.1 Execution of this Agreement; Certain Notices.

            (a) Releases. The Company hereby agrees to use its diligent efforts to obtain as soon as possible after the date hereof and prior to Closing an executed signature page to the Release in the form attached hereto as Exhibit F (the "Release") from each member of Senior Management listed in Schedule 4.1(a).

            (b) Notices to Holders of Options and Warrants. The Company hereby agrees to cause to be delivered to each holder of a Company Option or Company Warrant a notice in the respective forms attached hereto as Schedules 4.1(b) and 4.1(c) as soon as practicable after the date hereof (but in any event within five (5) Business Days hereafter).

            (c) Notices to Stockholders. The Company also hereby agrees that it shall promptly (and in any event within five (5) Business Days after receipt of the Company Stockholder Approval) transmit to the Company's Stockholders all notices required under Section 228 of the DGCL and any other notifications required under the DGCL concerning the actions of the Preferred Stockholders required under this Agreement. The Company shall give Parent prompt notice of any demand received by the Company regarding Dissenter's Rights or the exercise of Dissenter's Rights. Except with the prior written consent of Parent or as may otherwise be required under applicable Law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

      4.2 Conduct of Business of the Company. Except as set forth in Schedule
4.2 or as otherwise expressly permitted by this Agreement or as Parent may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date, during the period from the date of this Agreement to the Effective Time, the Company shall operate in the Ordinary Course of Business and in compliance with all applicable Laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and other key employees and to preserve its relationships with those Persons having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Furthermore, the Company covenants, represents and warrants that from and after the date hereof, unless Parent shall otherwise expressly consent in writing, the Company shall use its reasonable best efforts to: (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by the Company; and (ii) pay all accounts payable and other obligations, when they become due and payable, in the Ordinary Course of Business consistent with the past practices of the Company and the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Parent. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not:

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other ownership interests, (ii) split, combine or reclassify any of its capital stock or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other ownership interests, (iii) purchase, redeem or otherwise acquire any shares of capital stock or other ownership interests of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or
(iv) make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other ownership interests of the Company or otherwise make any payments to any holder of the Company's securities in their capacity as such;

            (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other ownership interests of the Company, any Company Stock Rights or any other voting securities or any securities convertible into any such shares, voting securities or convertible securities;

            (c) amend the Company's Certificate of Incorporation or Bylaws or similar governing documents;

            (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person;

            (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including securitizations), other than in the Ordinary Course of Business;

            (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any Person, except in the Ordinary Course of Business and in amounts not material to the maker of such loan, advance, capital contribution or investment;

            (g) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in
Article VIII not being satisfied, or that would impair the ability of the Company, Parent or the Stockholders of the Company to consummate the Merger in accordance with the terms hereof or delay such consummation;

            (h) make any capital expenditure or expenditures that exceed $50,000 in the aggregate;

            (i) make or revoke any Tax election, settle or compromise any Tax liability material to the Company, or change (or make a request to any taxing authority to change) its Tax or accounting methods, policies, practice or procedures, except in each case as required by applicable Law or GAAP;

            (j) except as required under an existing Plan, (i) grant or commit to grant any employee, shareholder, officer, director or agent of the Company, any increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits (other than an increase in wages in the Ordinary Course of Business for any individual other than a director or officer of the Company), (ii) amend or terminate any Plan, except to the extent necessary to comply with applicable Law, (iii) establish any new compensation or benefit plan or arrangement, or (iv) enter into any employment, consulting, retention, termination, severance or collective bargaining agreement;

            (k) take, or agree to commit to take, any action that would or is reasonably likely to result in the acceleration of the Company Stock Rights, including any action which would or is reasonably likely to cause the Merger or the transactions contemplated thereby to accelerate the Company Stock Rights;

            (l) revalue the Company's assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP applied consistently;

            (m) (i) enter into any contract, agreement, commitment or arrangement (whether written or oral), other than in the Ordinary Course of Business, or amend in any material respect any of the Contracts other than in the Ordinary Course of Business; or (ii) enter into any written or oral contract, agreement, commitment or arrangement providing for, or amend any written or oral contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder;

            (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business;

            (o) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

            (p) enter into any contract, agreement, commitment or arrangement (whether written or oral) that would limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

            (q) authorize, or commit or agree to take, any of the foregoing actions.

      4.3 Notification of Certain Matters.

            (a) The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (i) any written notice of, or other express communication relating to, a default or event, occurrence, fact, condition, change, development or effect ("Event") which, with notice or lapse of time or both, would become a default under any Contract listed on Schedule 2.12; (ii) receipt of any written notice or other express communication from any third party alleging that the consent, approval, waiver or authorization of, notice to or declaration or filing with, such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any material written notice or other express communication from any Government authority in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an event which would have a Company Material Adverse Effect or Company Material Adverse Change; (v) the commencement or threat of any Action involving or affecting the Company, or any of its property or assets which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Action disclosed by the Company in or pursuant to this Agreement; (vi) the occurrence of any Event after the date hereof that would cause a breach by the Company of any provision of this Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement and (vii) the discovery by the Company that any of its representations and warranties contained herein were inaccurate in any respect on the date hereof. "Company Material Adverse Change" and "Company Material Adverse Effect" mean, respectively, any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, employee relationships, earnings or results of operations, or the business condition (financial or otherwise), of the Company, taken as a whole, but any circumstance, effect, event or fact shall not be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Company Material Adverse Change or Company Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from (A) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company operates; (B) matters that generally affect the industry in which the Company operates; (C) the disclosure of the fact that Parent is the prospective acquirer of the Company; (D) the announcement or pendency of the transactions contemplated by this Agreement; (E) actions taken by Parent or any of its affiliates; or (F) compliance with the terms of, or the taking of any action required by, this Agreement.

            (b) In addition to, and not in lieu of, the foregoing, the Company shall deliver to Parent no later than the end of the second Business Day prior to the Closing Date a true and complete schedule of changes (the "Update Schedule") to any of the information contained in the Company's schedules to this Agreement (including changes to any other representations or warranties of the Company in Article II hereof as to which no schedules have been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring subsequent to the date hereof (it being understood that the mere discovery of events or circumstances following the date hereof shall not constitute a basis for any such change to the extent that the event occurred or the circumstance existed prior to the date hereof) which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Closing Date, which Update Schedule shall be dated as of the Closing Date (and for avoidance of doubt may be updated by the Company in writing to reflect any additional changes which occur between the date of initial delivery of the Update Schedule through the Closing Date, subject to Parent having a reasonable period of time thereafter in which to review such changes not to exceed two (2) Business Days). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or negate any indemnity hereunder; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (other than events or circumstances which arise from violation of Section 3.2) and if Parent would have the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition contained in Section 7.3(b) on the basis of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of
Article IX of this Agreement. For avoidance of doubt, any additions or changes appearing on the Update Schedule which are identified by the Company as a Company Material Adverse Effect or Company Material Adverse Change shall be identified as such in the certificate to be delivered to Parent pursuant to
Section 7.3(b) and any changes or effects which are not so identified by Company as a Company Material Adverse Effect or Company Material Adverse Change in Company's certificate delivered pursuant to Section 7.3(b) shall not be subject to the foregoing limitation and shall be subject to the indemnification provisions of Article VIII unless and only to the extent that Parent has, at the request of the Company pursuant to Section 4.2, expressly consented to the action giving rise to such changes or effects.

      4.4 Access to Information. To the extent permitted by applicable Law and subject to the Non-Disclosure Agreement dated May 1, 2004, between Parent and the Company (the "Non-Disclosure Agreement"), from the date hereof until the Closing or the termination of this Agreement pursuant to Section 8.1, the Company shall afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to the Company's properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent all other information concerning the Company's business, properties and personnel as Parent may reasonably request; provided that no investigation pursuant to this Section 4.4 shall affect or modify any representation or warranty given by the Company. Parent agrees that it shall coordinate its contacts with the Company's personnel (other than the Senior Management) with a member of Senior Management, but in any event such personnel shall be made available for such contacts at reasonable times as requested by Parent prior to the Effective Time. Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Non-Disclosure Agreement. Notwithstanding anything herein to the contrary herein or in the Non-Disclosure Agreement, Parent (and any employee, representative or other agent of Parent) may disclose to any and all parties, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure. However, any such information relating to the Tax treatment or Tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities Laws.

      4.5 Diligent Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use diligent efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent and Acquisition Subsidiary in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government authority, (ii) timely making all necessary filings and responding to any request for additional information and documentary materials issued under the HSR Act, if applicable,
(iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government authority vacated or reversed, (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; and (vi) taking such actions as may be required by the Company under applicable state securities or "Blue Sky" laws in connection with the issuance of the Parent Common Stock pursuant to the Merger.

      4.6 Company Stockholder Approval. The Company will obtain, within one Business Day after the date hereof, the requisite vote of its Stockholders in accordance with the DGCL, the Company's Restated Certificate of Incorporation and Bylaws and any agreement or instrument by which the Company is bound and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby (the "Company Stockholder Approval"). The Board of Directors of the Company has unanimously adopted a resolution recommending the adoption of this Agreement by the Company's Stockholders (the "Company Recommendation") and except as provided in Section 4.10(b), the Board of Directors of the Company (i) will continue unanimously to recommend to the Stockholders of the Company that they adopt this Agreement and approve the transactions contemplated hereby and (ii) will use its diligent efforts to obtain any necessary adoption and approval by the Company's Stockholders of this Agreement and the transactions contemplated hereby.

      4.7 Compliance. In consummating the Merger and the other transactions contemplated hereby, the Company shall comply with all applicable Laws.

      4.8 Securities and Stockholder Materials. The Company shall send to Parent a copy of all material reports and materials as and when it sends the same to its Stockholders or it sends any material reports and materials to any Government authority, subject to restrictions required by Law.

      4.9 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated hereby, the Company will grant such approvals, and will take such other actions as are necessary so that the Merger or any the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger or any of the other transactions contemplated hereby.

      4.10 No Solicitation.

            (a) The Company shall, and shall direct and use its diligent efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Acquisition Proposal. The Company shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal or (iii) enter into any agreement or agreement in principle with any Person that has made a Company Acquisition Proposal or such a proposal, inquiry or request or any such Person's affiliates; provided, however, that prior to obtaining the Company Stockholder Approval the Company may engage in discussions or negotiations with, and furnish information concerning the Company and its businesses, properties and assets to, any Person which makes a Company Acquisition Proposal if, and only if, (A) such Person made a Company Acquisition Proposal which did not result from a violation by the Company of its obligations under this Section 4.10 and at such time the Company has complied with its obligations under this Section 4.10, and the Company is proceeding in good faith with respect to its obligations under Section 4.6, (B) such Company Acquisition Proposal constitutes a Company Superior Proposal and (C) a majority of the Board of Directors of the Company concludes in good faith after consultation with its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board of Directors to the Company or to the Company's Stockholders under applicable Law. For purposes of this Agreement, "Company Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger. For purposes of this Agreement, "Company Superior Proposal" shall mean a bona fide written Company Acquisition Proposal (with all of the percentages included in the definition of Company Acquisition Proposal increased to 100% for purposes of this definition) that a majority of the members of the Board of Directors of the Company determine in good faith, after consultation with its outside legal counsel and financial advisors (w) provides to the Company's Stockholders consideration with a value per share of each Company Share that exceeds the value per share of each Company Share provided for in this Agreement (after taking into account any revisions made or proposed by Parent or Acquisition Subsidiary), (x) would result in a transaction, if consummated, that would be more favorable to the Company's Stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby, (y) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations), and (z) is made by a Person or group of Persons who have provided the Company with reasonable evidence that such Person or group has or will have sufficient funds to complete such Company Acquisition Proposal.

            (b) Except as provided in the next sentence, the Board of Directors of the Company shall not withdraw or modify the Company Recommendation. The Board of Directors of the Company shall only be permitted to (i) withdraw or modify in a manner adverse to Parent and Acquisition Subsidiary (or not to continue to make) the Company's Recommendation as a result of a Company Superior Proposal or an Unknown Event (as hereinafter defined) or (ii) cause the Company to enter into an agreement relating to a Company Superior Proposal if, but only if, (A) the Company Stockholder Approval has not then been obtained, (B) a majority of the Board of Directors of the Company has reasonably determined, following consultation with outside counsel, that the failure to take such action would result in a failure of the Board of Directors to comply with its fiduciary duties imposed by applicable Law, (C) the Company has given Parent and Acquisition Subsidiary five (5) Business Days' prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement, (D) the Company has complied with its obligations under this Section 4.10, and (E) simultaneously with entering into any such agreement, the Company shall have terminated this Agreement pursuant to Section 9.1(a)(ix) and paid Parent the breakup fee in accordance with Section 9.1(c). Nothing contained in this Section 4.10 shall prohibit the Company from taking and disclosing to its Stockholders a position contemplated by Rule 14-e(2)(a) promulgated under the Exchange Act or from making any disclosure to the Company or the Company's Stockholders if, in the good faith judgment of a majority of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company or the Company's Stockholders under applicable Law; provided, that unless and until this Agreement is terminated in accordance with Section 9.1 hereof, nothing in this sentence shall affect the obligations of the Company or the rights of Parent or Acquisition Subsidiary under any other provision of this Agreement. For purposes of this Agreement, the term "Unknown Event" means any event that occurs after the date of this Agreement other than a Company Acquisition Proposal that does not constitute a Company Superior Proposal, that a majority of the Board of Directors of the Company determine in good faith, after consultation with its outside legal and financial advisors (but without the requirement that such consultation form the basis for such determination) evidences clearly and convincingly that the fiduciary duties of the Board of Directors requires a change to the Company Recommendation.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.10, the Company shall promptly (but in any case later than one calendar day) advise Parent orally and in writing of any Company Acquisition Proposal, the material terms and conditions of such request or Company Acquisition Proposal and the identity of the Person making such request or Company Acquisition Proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Company Acquisition Proposal. In addition, the Company will promptly (but in any case later than one calendar day) notify Parent of any determination by the Company's Board of Directors that a Company Superior Proposal has been made.

      4.11 Company Preferred Stock and Company Stock Rights. During the period from the date of this Agreement to the Effective Time, the Company agrees that it will not without the prior written consent of Parent (i) issue or (ii) authorize the issuance of or (iii) except as expressly provided herein, permit the conversion or exercise of, or take any action that would require or permit the conversion or exercise of, any shares of its capital stock or Company Stock Rights.

      4.12 Company Stock Rights. Except as otherwise provided herein, the Company shall not purchase, redeem, cancel, terminate, amend or otherwise change in any respect any Company Stock Rights that exist on the date hereof.

                                   ARTICLE V
                               COVENANTS OF PARENT

      5.1 Notification of Certain Matters. Parent shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication from any third party alleging that the consent, approval, waiver or authorization of, notice to or declaration or filing with, such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any material notice or other communication from any Government authority in connection with the transactions contemplated by this Agreement; (iii) the commencement or threat of any Action involving or affecting Parent, or any of its property or assets which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Action disclosed by Parent in or pursuant to this Agreement; and (iv) the occurrence of any Event that would cause a breach by Parent of any provision of this Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement.

      5.2 Diligent Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, Parent agrees to use diligent efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government authority, (ii) timely making all necessary filings and responding to any request for additional information and documentary materials issued under the HSR Act, if applicable, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government authority vacated or reversed, (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement, and (vi) taking such actions as may be required under applicable state securities or "Blue Sky" laws in connection with the issuance of the Parent Common Stock pursuant to the Merger.

      5.3 Compliance. In consummating the Merger and the other transactions contemplated hereby, Parent shall comply with all applicable Laws.

      5.4 Current Public Information. During the two (2) year period following the Closing Date, Parent shall (a) use diligent efforts to make current public information available in accordance with Rule 144(c) under the Securities Act and to maintain the continued listing of its shares of Common Stock for trading on the Nasdaq National Market or another exchange (in each case to the extent it is a reporting company under the Exchange Act) and (b) furnish to any Stockholder upon written request, (i) a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act and (ii) a copy of the most recent annual or quarterly report of Parent.

      5.5 Employee Matters. After the Closing, Parent will cause the Surviving Corporation to initially maintain the employment of the employees of the Company; provided, that Parent and/or Surviving Corporation shall have the right and authority to terminate, at its sole cost and expense, the employment of any such employee at any time thereafter or modify the wages, hours or other terms and conditions of employment of any such employee subject to any applicable contractual or other legal restrictions in its sole and absolute discretion. After the Closing, Parent shall likewise cause the Surviving Corporation to initially maintain in effect for the benefit of such employees all of the Company's existing benefit plans; it being agreed, however, that notwithstanding the foregoing, it is the intention of Parent to take any and all action in its sole and absolute discretion with respect to the Company's existing benefit plans, including terminating same, and to transfer all such employees who so remain in the employ of the Surviving Corporation to Parent's benefit plans at such time and under such circumstances as Parent shall deem appropriate and advisable. Parent agrees that to the extent it transfers any such employees to Parent's benefit plans, such employees shall be credited to the extent such crediting is permitted under such plans, for their years of service or periods of creditable coverage with the Company prior to the Closing in determining eligibility and vesting thereunder, for health plan deductible payments made prior to such transfer, and in determining the amount of benefits under any applicable sick leave, vacation or severance plan but for no other purpose.

      5.6 Parent Grant of Options and/or Restricted Stock Units. As soon as administratively practicable after the Effective Time, Parent shall grant, under Parent's equity incentive plans, to persons who are employees of the Company immediately prior to and following the Effective Time and who remain employed by the Company on the date of grant, options to purchase shares of Parent Common Stock and/or restricted stock units for Parent Common Stock. Such options and/or restricted stock units shall be in such amounts and shall be allocated by Parent among such employees in such manner as Parent may determine in its sole and absolute discretion, subject to the understanding that the aggregate value of such options and restricted stock units is estimated to be between $5,000,000 and $7,500,000.

      5.7 Maintenance of Directors and Officers Indemnification.

            (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation from and after the Effective Time to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Certificate of Incorporation or Bylaws, as amended to date, or any Indemnification Agreements between the Company and its directors in existence immediately prior to the Effective Time and made available to Parent (each, a "Director Indemnification Agreement") and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Certificate of Incorporation or Bylaws, as amended to date, the Director Indemnification Agreements or other contract, from the

Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

            (b) From and after the Effective Time and for a period of six (6) years thereafter, subject to the limitations set forth herein, Parent shall maintain or shall cause the Surviving Corporation to maintain in effect policies of directors' and officers' liability insurance with respect to claims arising from facts or events which occurred at or before the Effective Time ("D&O Insurance Policies") for the benefit of those persons who are currently covered by the current policies of directors' and officers' liability insurance maintained by the Company, with such D&O Insurance Policies providing terms and conditions which are at least comparable to those currently maintained by the Company and which are maintained with reputable and financially sound carriers. Notwithstanding the foregoing, Parent may substitute or cause the Surviving Corporation to substitute for the current D&O Insurance Policies other policies with reputable and financially sound carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous than such initial policies, as long as any such substitution does not result in gaps or lapses in coverage with respect to any claims arising from or matters related to events occurring prior to the Effective Time for which coverage is required pursuant to this Section 5.7.

      5.8 Access to Information. From and after the Effective Time, Parent shall (and shall cause the Surviving Corporation to), during normal business hours and upon reasonable notice, make available and provide the Representative and its representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of the Surviving Corporation and, subject to execution of a customary non-disclosure agreement, to all information, files, documents and records (written and computer) relating to the Surviving Corporation or its business or operations for any and all periods prior to and including the Closing Date that it may require with respect to any reasonable business purpose (including, without limitation, any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause the Surviving Corporation) to cooperate fully with the Representative and its representatives (including, without limitation, counsel and independent auditors) in connection with the foregoing, as applicable, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of the Surviving Corporation available to the Representative and its representatives (including, without limitation, counsel and independent auditors) with regard to any reasonable business purpose. Notwithstanding the foregoing, the Representative shall not have access to personnel records of the Surviving Corporation relating to individual performance or evaluation records, medical histories or other information that in Parent's good faith opinion is sensitive or the disclosure of which could subject the Surviving Corporation to risk of liability; provided that the Representative shall not be prohibited from accessing such information pursuant to a valid court order.

                                   ARTICLE VI
                       ADDITIONAL COVENANTS OF THE PARTIES

      6.1 Public Announcements. Within a reasonable time following execution of this Agreement, Parent and the Company shall issue a press release approved by both parties announcing the Merger. Thereafter, the Parties hereto will not make any public disclosure of the terms hereof or issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written consent of the Company, Parent, and Acquisition Subsidiary, not to be unreasonably withheld, delayed or conditioned, except as may be required by applicable requirements of Laws or by obligations pursuant to any listing agreement with any national securities exchange or quotation system. Nothing herein shall be interpreted to limit the Company's ability to communicate with its Stockholders or holders of Company Stock Rights or other securities, or its lenders, as may be necessary in order to consummate the Merger; provided that the Company shall provide Parent with a copy of any such written communication and with a summary of any material oral communication.

      6.2 Private Placement. Parent shall issue the Parent Common Stock issued in the Merger in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act unless it determines in its good faith judgment after consultation with its legal counsel that such exemptions are not available. Parent may prepare, with the cooperation of the Company, an information statement to effect such private placement (the "Information Statement"). The Company and the Parent shall use commercially reasonable efforts to cause any such Information Statement to comply with the requirements of the federal and state securities laws. Any such Information Statement shall be, at the request of the Parent, supplied to the Stockholders of the Company promptly. Each of the Parent and the Company shall use commercially reasonable efforts to cause any information included in any Information Statement to not, at the time such Information Statement is delivered to Stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company shall not include in the Information Statement any information with respect to Parent or Acquisition Subsidiary the form and content of which has not been approved by Parent prior to such inclusion. The Company shall not solicit the vote of Shareholders in connection with the Merger by means of any general advertising or general solicitation or otherwise in violation of any applicable federal or state securities laws.

      6.3 Restrictive Legends. The Parent Common Stock may not be re-offered or resold other than in conformity with the registration and/or qualification requirements of the Securities Act and other applicable state blue sky securities laws and regulations or pursuant to an exemption therefrom. The certificates issued by Parent with respect to the shares of Parent Common Stock issued hereunder shall be legended as necessary to comply with applicable federal and state securities laws.

      6.4 Certain Tax Matters.

            (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fess and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Parent and one-half by the Preferred Stockholders when due, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required cause its affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall use diligent efforts and shall cooperate with each other to minimize the amount of any such Taxes.

            (b) Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for any Taxable year or period ending on or before the Closing Date that are filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns except for changes required by applicable Law. To the extent that such Tax Returns reflect a liability payable out of Escrowed Funds, Parent shall permit the Representative at least 15 days prior to filing to review and comment on all such Tax Returns; provided however, such review and comment shall not prevent Parent from filing such Tax Returns and Parent, in its reasonable discretion, shall not be obligated to make any such requested changes. Except as provided in Section 6.4(d), all Taxes payable with respect to these Tax Returns shall be borne by the Preferred Stockholders (solely out of the Escrowed Funds) except to the extent such Taxes relate to transactions or events occurring on the Closing Date but after the Effective Time not in the Ordinary Course of Business.

            (c) Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company commencing prior to the Closing Date and ending after the Closing Date (a "Straddle Period"). Such Tax Returns shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns except for changes required by applicable Law. To the extent that such Tax Returns reflect a liability payable out of Escrowed Funds, Parent shall permit the Representative at least 15 days prior to filing to review and comment on all such Tax Returns; provided however, such review and comment shall not prevent Parent from filing such Tax Returns and Parent, in its reasonable discretion, shall not be obligated to make any such requested changes. Except as provided in Section 6.4(d), the Preferred Stockholders shall pay (solely from the Escrowed Funds) to the Company within fifteen (15) days after the date on which Taxes are paid with respect to such Straddle Periods an amount equal to the portion of such Taxes that relates to the Taxable period ending on the Closing Date. For the purposes of this Section 6.4, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes imposed upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed to be equal to the amount that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Taxable period ended on the Closing Date (excluding for this purpose any income or receipts resulting from any transaction or event occurring on the Closing Date but after the Effective Time not in the Ordinary Course of Business). All determinations necessary to give effect to the allocations described in this
Section 6.4 shall be made in a manner consistent with the prior practice of the Company, except for changes required by Law or fact.

            (d) Notwithstanding Section 6.4(b) and Section 6.4(c), the Preferred Stockholders shall not be liable for the payment of any Taxes of the Company pursuant to such

Sections unless, and then only to the extent that, the aggregate amount of all such Taxes exceed the sum of (i) the amount of Taxes set forth as a liability on the Statement of Working Capital as finalized in accordance with Section 1.5, plus (ii) the amount of any refunds or credits of Taxes paid by the Company that relate to taxable periods (or portions thereof) ending on or prior to the Closing Date that are received or utilized by the Company, Parent or Acquisition Subsidiary after the Closing Date, which refunds or credits are not reflected on the Statement of Working Capital.

            (e) Parent and the Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Parent and the Representative shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this
Section 6.4. Any Tax audit or proceeding of the Company for periods ending on or before or including the Closing Date shall be deemed a Parent Third Person Claim under Section 8.6.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

      7.1 Conditions to Each Party's Obligations. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. The Company shall have received the Company Stockholder Approval at or prior to the Effective Time which shall be in full force and effect.

            (b) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Government authority, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Effective Time. The Company and Parent shall use their diligent efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

            (c) Government Approvals. All consents as set forth on Schedule 2.4(c) and Schedule 3.4 of any Government authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

            (d) No Pending Action. There shall not be instituted, pending or threatened any action, investigation or proceeding by any Government authority, and there shall not be instituted, pending or threatened any action or proceeding by any other Person, domestic or foreign, before any Government authority, mediator or arbitrator, which is reasonably likely to be determined adversely to Parent or Acquisition Subsidiary, (i) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent or Acquisition Subsidiary or their affiliates of all or any portion of the business or assets of the Company, taken as a whole, or of Parent or Acquisition Subsidiary or any of their affiliates, or to compel Parent or Acquisition Subsidiary or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, or of Parent or Acquisition Subsidiary or any of their affiliates, (iii) seeking to impose or confirm material limitations on the ability of Parent or Acquisition Subsidiary or any of their affiliates to exercise full rights of the ownership of the shares of the Company, including, without limitation, the right to vote the shares of the Company acquired or owned by Parent or Acquisition Subsidiary or any of their affiliates on all matters properly presented to the holders of such stock, (iv) seeking to require divestiture by Parent or Acquisition Subsidiary or any of their affiliates of the shares of stock of the Company, or
(v) that otherwise would reasonably be expected to have a Company Material Adverse Effect.

      7.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

            (a) Performance of Obligations; Representations and Warranties. Parent shall have performed in all material respects each of its agreements contained in this Agreement and the Escrow Agreement required to be performed on or prior to the Closing Date; each of the representations and warranties of Parent contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as a certain date which shall be true and correct in all material respects as such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate, dated the Closing Date, from Parent, signed on behalf of Parent, by a duly authorized officer of Parent, to such effect.

            (b) Required Consents. All consents and approvals relating to Parent required to be obtained by Government authorities prior to the Closing in connection with the transaction contemplated hereby shall have been obtained and be in full force and effect, and copies thereof shall have been delivered to the Company.

            (c) Secretary Certificate. The Company shall have received certificates executed by the Secretary of each of Parent and Acquisition Subsidiary certifying:

                  (i) resolutions duly adopted by the Board of Directors of each entity authorizing the execution of this Agreement and the Escrow Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby or thereby; and

                  (ii) the incumbency of the officers of each entity executing this Agreement and the Escrow Agreement and all agreements and documents contemplated hereby or thereby.

            (d) Deliveries. Parent shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.8 or otherwise hereunder, and such other customary documents, instruments or certificates as shall be reasonably requested by the Company and as shall be consistent with the terms of this Agreement.

      7.3 Conditions to Obligations of Parent and Acquisition Subsidiary. The obligations of Parent and Acquisition Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Parent:

            (a) Performance of Obligations; Representations and Warranties. Each of the Parties hereto other than Parent or Acquisition Subsidiary shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; each of the representations and warranties of each of such other Parties hereto contained in this Agreement that is qualified by materiality, Company Material Adverse Change or Company Material Adverse Effect shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as a certain date which shall be true and correct in all material respects as such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received certificates, dated the Closing Date, from each of such other Parties hereto, signed on behalf of each such other Party, by a duly authorized officer of such other Party, to such effect.

            (b) No Material Adverse Change. Since the date of this Agreement, there shall have been no Company Material Adverse Change, and Parent shall have received a certificate dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company that, to the knowledge of such officers, there has been no Company Material Adverse Change.

            (c) Required Consents. All consents and approvals relating to the Company required to be obtained from Government authorities and from third parties under Contracts (as defined herein), including but not limited to those consents listed and described on Schedule 2.13 shall have been obtained on terms and conditions reasonably acceptable to Parent and be in full force and effect. Parent shall have received a copy of all such consents and approvals.

            (d) Appraisal Rights. Either (i) the Company shall have received a waiver of appraisal of Company Shares from holders of more than 98% of Company Shares, or (ii) the applicable time period under Section 262 of the DGCL for holders of the Company Shares to demand the appraisal of such holders' Company Shares shall have expired.

            (e) Releases. Each of the members of Senior Management identified on
Schedule 4.1(a) shall have executed a Release, and all such Releases shall remain in full force and effect.

            (f) Employment Agreements. The employees listed on Schedule 2.34:
(i) shall have agreed to the terms and conditions of an Offer Letter, dated as of the date of this Agreement, in form and substance acceptable to Parent, to be effective at the Effective Time, (ii) shall be bound by the terms of such Offer Letter on the Closing Date, which Offer Letter shall be in full force and effect, and (iii) except as may otherwise be agreed to by Parent, shall be employed by the Company on the Closing Date, other than where such employee is no longer employed by the Company due to death or disability.

            (g) Noncompetition Agreements. Each employee listed on Schedule 2.35: (i) shall have agreed to the terms and conditions of a Noncompetition Agreement, dated as of the date of this Agreement, in form and substance acceptable to Parent, to be effective at the Effective Time, and (ii) shall be bound by the terms of such Noncompetition Agreement on the Closing Date, which Noncompetition Agreement shall be in full force and effect.

            (h) Secretary Certificate. Parent shall have received certificates executed by the Secretary of the Company certifying:

                  (i) resolutions duly adopted by the Board of Directors of the Company and by the Stockholders of the Company authorizing the execution of this Agreement and the Escrow Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby and thereby; and

                  (ii) the incumbency of the officers of each entity executing this Agreement and the Escrow Agreement and all agreements and documents contemplated hereby and thereby.

            (i) Deliveries. The Company shall have made and tendered, or caused to be made and tendered, delivery of all of the items required under Section 1.7 or otherwise hereunder at or prior to Closing and such other customary documents, instruments or certificates as shall be reasonably requested by Parent and as shall be consistent with the terms of this Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

      8.1 Indemnification of Parent.

            (a) Pursuant to this Agreement and the Escrow Agreement and subject to the limitations contained in this Article VIII, each Preferred Stockholder will, solely from the Escrow Funds, indemnify and hold harmless Parent and the Surviving Corporation, and the directors, officers, successors, assigns, and agents of each of them (collectively, the "Parent Indemnified Persons"), from and against and in respect of any and all loss, liability, claim, damage, expense or diminution of value, whether or not involving a Parent Third Person Claim (as hereinafter defined) ("Losses"), plus costs of investigation and defense and reasonable attorneys' fees and expenses incurred in connection with Losses and/or enforcement of this

Agreement or the Escrow Agreement, plus interest (collectively, "Indemnified Losses") incurred or to be incurred by any of them resulting from, arising out of, or directly or indirectly connected or related to:

                  (i) any breach or violation of the Company's representations and warranties or of the Company's covenants or agreements contained in this Agreement or any document delivered pursuant hereto, including the provisions of this Article VIII, except that Indemnified Losses arising solely as a result of a breach after the Effective Time by the Surviving Corporation of an agreement or covenant of the Company under this Agreement shall not be covered by this indemnity, unless such breach is caused in whole or in part by actions or inactions of the Company occurring prior to the Effective Time;

                  (ii) any Action or threatened Action against the Company, whether arising prior to or after the Effective Time, by any Stockholder of the Company concerning the exercise or threatened exercise of Dissenter's Rights to the extent that the Losses therefor exceed the Merger Consideration otherwise payable to such Stockholder hereunder or which seeks to challenge, enjoin, prevent, obtain damages as a result of or otherwise delay or frustrate this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby or which relates to or arises out of any event, fact or circumstance existing prior to the Effective Time, including, without limitation the Indemnified Losses incurred by the Company, Parent or the Acquisition Subsidiary in connection with the defense, settlement or other resolution thereof;

                  (iii) the portion of any transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) that are required to be paid by the Preferred Stockholders pursuant to Section 6.4(a);

                  (iv) the Company's Taxes or its liability, if any (for example, by reason of transferee liability or application of Treasury regulation Section 1.1502-6 for Taxes of others, including, but not limited to, the Preferred Stockholders or Indemnified Losses payable with respect to Taxes claimed or assessed against the Company (A) for any Taxable period (or portion thereof) ending on or before the Closing Date (except as provided in Section 6.4(d)), (B) for any Taxable period resulting from a breach of any of the representations or warranties or the covenants contained in Sections 2.8 and 6.4, or (C) for any Taxes for which the Preferred Stockholders are responsible pursuant to Section 6.4(a); or

                  (v) all Indemnified Losses sustained in a Taxable period of the company ending after the Closing Date arising out of the settlement or other resolution (without the written consent of Parent) of a proposed Tax adjustment that relates to a Taxable period ending on or before the Closing Date;

            (b) No information or knowledge acquired, or investigations conducted, by Parent or its representatives (whether conducted or acquired prior to the date hereof or between the date hereof and the Closing Date) of the Company or otherwise shall in any way limit, or constitute a waiver of, or a defense to, any right of Parent or any Parent Indemnified Person to assert a claim for indemnification under this Agreement or the Escrow Agreement.

      8.2 Indemnification of Preferred Stockholders.

            (a) Pursuant to this Agreement, Parent will indemnify and hold the Company and the Preferred Stockholders, and the directors, officers, successors, assigns and agents of each of them (collectively, the "Stockholder Indemnified Persons"), from and against and in respect of any and all Indemnified Losses incurred or to be incurred by any of them resulting from, arising out of, or directly or indirectly connected or related to any breach or violation of Parent's representations, warranties, covenants or agreements or (from and after the Effective Time) the Surviving Corporation's post-closing covenants or agreements contained in this Agreement or any document delivered pursuant hereto, except that Indemnified Losses arising as a result of a breach prior to the Effective Time by the Company shall not be covered by this indemnity.

            (b) The Stockholder Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Section 8.2(a) for breaches of the representations and warranties made in Article III until Indemnified Losses exceed $290,000 in the aggregate (at which point the Parent will be obligated to indemnify the Stockholder Indemnified Persons from and against all Indemnified Losses relating back to the first dollar); provided, that the foregoing limitation shall not apply to claims or obligations arising under (i) Section
1.4 for failure of Parent to pay the Merger Consideration, or (ii) Section 5.7.

            (c) The Stockholder Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under this Section 8.2 to the extent such Indemnified Losses exceed $5,800,000 in the aggregate; provided, that the foregoing limitation shall not apply to claims or obligations arising under (i)
Section 1.4 for failure of Parent to pay the Merger Consideration, or (ii)
Section 5.7.

            8.3 Survival. Neither the Preferred Stockholders on the one hand nor Parent on the other shall be liable for any Indemnified Losses unless a written claim for indemnification under this Agreement is delivered to such Person with respect thereto prior to 11:59 p.m. Central Time on the fifteen month anniversary of the Closing Date, or, in the case of fraudulent misrepresentations, fraudulent warranties, willful breaches of representations or warranties or fraudulent or willful breaches of covenants and agreements by the Company, the eighteen month anniversary of the Closing Date. The respective representations and warranties made in Articles II and III and the covenants and agreements in this Agreement shall survive the Closing Date for a period of fifteen months, except that in the case of fraudulent misrepresentations or warranties or fraudulent or willful breaches of covenants and agreements, they shall survive the Closing Date for a period of eighteen months.

      8.4 Limitations.

            (a) The Parent Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Section 8.1 for breaches of the Company's representations and warranties made in Article II, until Indemnified Losses exceed $290,000 in the aggregate (at which point the Parent Indemnified Persons will be entitled to indemnification from and against all Indemnified Losses relating back to the first dollar).

            (b) The Parent Indemnified Persons acknowledge and agree that after the Closing, notwithstanding any other provisions of this Agreement to the contrary, their sole and exclusive remedy for indemnification for Indemnified Losses or otherwise, including under Sections 1.5 and 6.4, shall be in accordance with, and limited solely to, the Escrow Funds under the Escrow Agreement; provided, that Parent shall have recourse against any Preferred Stockholder for breach by such Preferred Stockholder of any representations, warranties, covenants, certifications or agreements in any documents delivered by such Preferred Stockholder in connection with the Agreement, including the Letter of Transmittal. For purposes of clarification, for a period of 15 months from the Closing Date, that portion of the Escrow Funds equaling $4,350,000 (based on the Average Closing Stock Price) shall be available for the satisfaction of any Indemnified Losses which the Parent Indemnified Persons are entitled to under this Article VIII or otherwise to satisfy any portion of the Working Capital Adjustment under Section 1.5 or to pay Company Acquisition Expenses as provided in Section 10.7. For a period of 18 months from the Closing Date, all of the Escrow Funds shall be available for any Indemnified Losses which the Parent Indemnified Persons are entitled to under this Article VIII arising from fraudulent misrepresentations or warranties, willful breaches of representations or warranties, or fraudulent or willful breaches of covenants and agreements.

            (c) All materiality qualifications contained in the Company's representations and warranties in this Agreement or any document delivered pursuant hereto, including without limitation the terms "Company Material Adverse Effect" and "Company Material Adverse Change," shall be taken into account under this Article VIII solely for purposes of determining whether a breach or violation has occurred for which an indemnity obligation exists. Without limiting the generality of the foregoing, all such qualifications shall be ignored and not given effect for purposes of determining whether the $290,000 threshold set forth in Section 8.4 has been surpassed, or determining the amount of any Indemnified Losses resulting from any such breach or violation.

      8.5 Notice of Claim; Satisfaction of Claim.

            (a) In the event that a party seeking indemnification (an "Indemnified Party") seeks indemnification hereunder or under the Escrow Agreement at any time, such Indemnified Party shall give written notice in the event that such indemnity is sought from the Escrow and otherwise to the Person from whom such indemnity is sought (in either case, an "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. The Indemnifying Party shall pay or cause to be paid the amount of any undisputed, valid and determinable claim not more than twenty (20) calendar days after the Indemnified Party provides notice to the Indemnifying Party of such amount. If the Indemnifying Party disputes the validity or amount of any such claim, the Indemnifying Party shall so notify the Indemnified Party in writing within fourteen (14) calendar days after the Indemnified Party provides notice to the Indemnifying Party of such claim and the amount thereof, specifying in reasonable detail the points of disagreement. Upon receipt of such notice of dispute, the Indemnified Party shall promptly consult with the Indemnifying Party with respect to such points of disagreement in an effort to resolve the dispute. If any such dispute

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

cannot be resolved by the Indemnified Party and Indemnifying Party within thirty
(30) calendar days after the Indemnified Party receives the notice of dispute, then either of such parties can sue the other party in a court of competent jurisdiction in accordance with Section 10.10. The Parties shall reasonably promptly following request therefor make available to each other all relevant information in their possession relating to such claim, subject to reasonable protection of attorney client and attorney work product privileges.

            (b) Pursuant to the terms of this Agreement and the Escrow Agreement and in addition to, and not in limitation of, the provisions of Section 1.12, the Parties hereby agree that the Representative is fully authorized and empowered on behalf of each of the Preferred Stockholders to accept notice of, respond to, settle and resolve any and all matters or disputes relating to Escrow claims brought by a Parent Indemnified Person hereunder. Any action taken by the Representative may be considered by Parent to be the action of each Preferred Stockholder for whom such action was taken for all purposes of this Agreement and each Preferred Stockholder shall be bound by any such action of the Representative.

      8.6 Right to Contest Claims of Third Persons. If an Indemnified Party believes that it is entitled to indemnification because of a claim (a "Third Person Claim") asserted by any claimant other than an Indemnified Party (a "Third Person"), such Indemnified Party shall give the Indemnifying Party prompt notice thereof after such assertion is actually known to such Indemnified Party; provided, however, that the right of a Person to be indemnified in respect of Third Person Claims for which such notice is required shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, the Indemnifying Party is prejudiced thereby. If a Parent Indemnified Party seeks indemnification under this Section 8.6 and the Third Person Claim seeks recovery of Indemnified Losses in an amount which is less than the remaining amount of Escrow Funds which do not represent Claimed Amounts (as defined in the Escrow Agreement) or Disputed Amounts, or if a Stockholder Indemnified Party seeks indemnification under this Section 8.6, then the Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense, prosecution, settlement or compromise of such Third Person Claim; provided that the Indemnifying Party, or if a Stockholder Indemnified Party seeks indemnification under this Section 8.6, has unconditionally acknowledged to the Indemnified Party in writing to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim. Thereafter, the Indemnified Party may participate in (but not control) the defense of any Third Person Claim with its own counsel at its own expense; provided, however, that if separate representation of the Indemnified Party in connection with any such Third Person Claim is necessary to avoid a conflict of interest, such representation shall be at the expense of the Indemnifying Party; provided further, that if injunctive relief is being sought by the Third Person against the Indemnified Party in connection with such Third Person Claim, then that portion of the Third Person Claim for which injunctive relief is being sought shall, at the option of the Indemnified Party, be controlled by the Indemnified Party at the expense of the Indemnifying Party. To the extent the proposed settlement of any Third Person Claim involves amounts in excess of the Escrow Funds which do not represent Claimed Amounts or Disputed Amounts or otherwise does not provide the Parent Indemnified Party with a complete release with respect to such matter, such settlement shall be subject to the written consent of Parent. The failure of the Indemnifying Party, to respond in writing to the aforesaid notice of the Indemnified Party with respect to any Third Person Claim within twenty (20) days after receipt thereof shall be deemed an election not to defend the same.

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

If the Indemnifying Party does not so acknowledge the obligation of the Indemnifying Party to indemnify and assume the defense of any such Third Person Claim in the manner set forth above, and with respect to all Third Person Claims, (a) the Indemnified Party may assume and control the defense of such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim on such terms as the Indemnified Party may deem appropriate, after, first giving notice of the proposed terms of any such settlement to the Indemnified Party and providing the Indemnified Party with an opportunity to assume at that time the defense of the same by providing the unconditional acknowledgment and reimbursement described above, and, subject to the procedures set forth in Section 8.5 above, the applicable Indemnifying Party shall be responsible for paying the full amount of the costs of defense for any Third Party Claim, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The parties to this Agreement and to the Indemnification Agreement shall reasonably promptly following request therefor make available to each other all relevant information in their possession relating to any Third Person Claim, subject to reasonable protection of attorney client and attorney work product privileges, and shall cooperate in the defense thereof.

      8.7 Exclusive Remedies. Anything contained in this Agreement to the contrary notwithstanding, the indemnification rights set forth in this Article VIII, all of which are subject to the terms, limitations, and restrictions of this Article VIII, shall be the exclusive remedy after Closing as a result of a breach of a representation, warranty, covenant, or agreement under this Agreement; provided, that Parent shall have recourse against any Preferred Stockholder for breach by such Preferred Stockholder of any representations, warranties, covenants, certifications or agreements in any documents delivered by such Preferred Stockholder in connection with the Agreement, including the Letter of Transmittal. In addition, such limitations set forth in this Article VIII shall not impair the rights of any of the Parties: (a) to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement; (b) to seek enforcement, collection, damages, or such non-monetary equitable relief to redress any default or breach of any employment agreement or other agreement to be delivered at or prior to Closing hereunder; or (c) for claims pursuant to
Section 5.7. In connection with the seeking of any non-monetary equitable relief, each of the Parties acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees the other Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in accordance with Section 10.10.

      8.8 Treatment of Indemnification. With respect to any indemnity payment under Section 8.1, the Parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the consideration paid for the sale and transfer of the capital stock of the Company.

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

                                   ARTICLE IX
                                   TERMINATION

      9.1 Termination.

            (a) This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time only as follows:

                  (i) by mutual consent of the Company and Parent;

                  (ii) by either the Company, on the one hand, or Parent, on the other hand, if the Closing shall not have occurred on or before October 8, 2004, or such other date, if any, as the Company and Parent shall agree upon; provided that no Party may terminate this Agreement pursuant to this clause (ii) if such Party's failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the Closing to occur on or before said date; provided further, that if any waiting periods (that prevent consummation of the Merger) imposed by a Government authority have not expired as of the Closing Date, such date shall automatically be extended to such date as such waiting periods expire (which shall be in no event later than October 18, 2004);

                  (iii) by Parent if (A) there shall have been a breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of the Company set forth in this Agreement, or (B) there shall have been a breach in any material respect by the Company of any of its covenants or agreements hereunder, and in either case the Company has not cured such breach within twenty (20) Business Days after notice by Parent thereof, provided that, with respect to clauses (A) and
      (B) above, Parent has not materially breached any of its obligations hereunder and failed to timely cure such breach or such breach cannot be cured within such twenty (20) Business Day period;

                  (iv) by Parent, at any time after 5:00 p.m. Eastern Standard Time on the date which is the first Business Day following the date hereof, if the Company has not obtained the Company Stockholder Approval by such time and delivered to Parent by such time a copy of such Company Stockholder Approval and a certificate certifying that the same has been obtained;

                  (v) by the Company if (A) there shall have been a breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of Parent or Acquisition Subsidiary set forth in this Agreement, or (B) there shall have been a breach in any material respect by Parent of any of its covenants or agreements hereunder, and Parent has not cured such breach within twenty (20) Business Days after notice by the Company thereof, provided that, with respect to clauses (A) and (B) above, the Company has not materially breached any of its obligations hereunder and failed to timely cure such breach or such breach cannot be cured within such twenty (20) Business Day period;

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

                  (vi) by Parent upon the occurrence of any event described in
      Section 7.1(d);

                  (vii) by Parent if the Company suffers a Company Material Adverse Effect or Company Adverse Material Change;

                  (viii) by Parent if (i) the Company shall have breached any of its obligations under Section 4.6 or 4.10 of this Agreement or (ii) the Board of Directors of the Company shall (A) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Parent or Acquisition Subsidiary (including as a result of the occurrence of an Unknown Event), (B) approve or recommend to the Stockholders of the Company a Company Acquisition Proposal (other than by Parent, Acquisition Subsidiary or their affiliates), (C) approve or recommend that the Stockholders of the Company tender their Company Shares in any tender or exchange offer that is a Company Acquisition Proposal (other than by Parent, Acquisition Subsidiary or their affiliates) or (D) approve a resolution or agree to do any of the foregoing; and

                  (ix) by either Parent or the Company (provided, if it is by the Company such termination must occur prior to the Company obtaining the Company Stockholder Approval) if the Board of Directors of the Company reasonably determines that a Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(a)(ix) unless and until the Company (A) informs Parent of the terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal and (B) otherwise fully cooperates with the Company with respect thereto (subject, in the case of this clause (B), to the condition that the Company Board of Directors shall not be required to take any action that it believes, after consultation with outside legal counsel, would violate its fiduciary obligations to the Company or the Company's Stockholders under applicable law) with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected.

            The Party desiring to terminate this Agreement pursuant to the preceding clauses (ii) through (ix) shall give written notice of such termination to the other Party in accordance with Section 10.1.

            (b) Procedure Upon Termination. In the event of termination pursuant to this Article X, the Merger shall be abandoned without further action by the Parties hereto, provided that the agreements contained in Sections 8.1(b), 8.1(c) and 9.7 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each Party shall return all documents, work papers and other material (including any copies thereof) of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination.

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

            (c) Breakup Fee. In connection with the negotiation and signing of this Agreement, the Company acknowledges and agrees that Parent, its representatives and advisors have devoted significant time and efforts and have incurred significant expenses in reviewing and analyzing the business, assets and operations of the Company. The Company and Parent further agree that the Company shall promptly (and in any event within one Business Day after the occurrence giving rise to such payment obligation) pay Parent a fee equal to $2,900,000 in the event that either (A) Parent terminates this Agreement pursuant to subpart (ii) of Section 9.1(a)(viii), (B) this Agreement is terminated by the Company pursuant to Section 9.1(a)(ix), (C) Parent terminates this Agreement pursuant to Section 9.1(a)(iv) and prior thereto the Company had received a Company Acquisition Proposal or (D) Parent terminates this Agreement pursuant to Section 9.1(a)(iv) and within twelve (12) months of such termination the Company enters into a definitive acquisition, merger or similar agreement to effect a Company Acquisition Proposal.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

      10.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this
Section 10.1 for, or such other address as may be designated in writing hereafter by, such Party:

                  If to Parent or Acquisition Subsidiary:

                  Tekelec
                  26580 West Agoura Road
                  Calabasas, California  91302
                  Attention:  Frederick M. Lax
                  Facsimile No.:  (818) 880-0176

                  and

                  Ronald W. Buckly
                  26580 West Agoura Road
                  Calabasas, California  91302
                  Facsimile No.: (818) 880-0176

                  with a copy to:

                  Katherine F. Ashton
                  Bryan Cave LLP
                  120 Broadway
                  Suite 300
                  Santa Monica, California 90401
                  Facsimile: (310) 576-2200

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

                  If to the Company:

                  VocalData, Inc.
                  3001 East President George Bush Hwy., Suite 150
                  Richardson, Texas 75082
                  Attention:  Michael Camp
                  Facsimile: (972) 354-2170

                  With a copy to:

                  Kyle K. Fox
                  Vinson & Elkins L.L.P.
                  The Terrace 7, 2801 Via Fortuna, Suite 100
                  Austin, Texas 78746
                  Facsimile: (512) 542-8612

                  If to the Representative:

                  Core Capital Partners, L.P.
                  901 15th Street N.W., 9th Floor
                  Washington, D.C. 20005
                  Attention:  Mark Levine
                  Facsimile:  (202) 589-0091

                  With a copy to:

                  Kyle K. Fox
                  Vinson & Elkins L.L.P.
                  The Terrace 7, 2801 Via Fortuna, Suite 100
                  Austin, Texas 78746
                  Facsimile: (512) 542-8612

      10.2 Entire Agreement. This Agreement, the Non-Disclosure Agreement, the Escrow Agreement, the Releases and the schedules, exhibits and attachments hereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

      10.3 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned (by operation of Law or otherwise) by Parent, without the prior written consent of the Representative (which consent shall not be unreasonably withheld), or by the Company, without the prior written consent of Parent (which consent shall not be unreasonably withheld); provided, however, that Parent shall have the right to transfer and assign its and Acquisition Subsidiary's rights hereunder to any entity which at the time of such transfer and assignment is controlled by Parent,

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

but Parent shall not be relieved of any liability or obligation hereunder as a result of such transfer and assignment.

      10.4 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among Parent, Acquisition Subsidiary, the Company and the Representative. Any amendment or waiver effected in accordance with this Section 10.4 shall be binding upon Parent, Acquisition Subsidiary, the Company, the Representative and each of the Preferred Stockholders and the other Stockholders of the Company.

      10.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      10.6 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words "or", "either" and "any" shall not be exclusive. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Government authority and any other entity. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail or the applicability of such disclosure to the representation or warranty is otherwise reasonably apparent. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself or the applicability of such disclosure to the representation or warranty is otherwise reasonably apparent).

      10.7 Expenses. The Company shall pay all costs and expenses incurred on behalf of the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys, accountants, advisors and other representatives, whether in connection with consultation or communication with, or other assistance to, Parent or its advisors or representatives or otherwise (collectively, the "Company Acquisition Expenses") but only to the extent that such advisors have presented the Company and Parent, on or prior to the second (2nd) Business Day prior to Closing, with a final bill reflecting all such amounts due and owing. To the extent that the aggregate amount of the Company Acquisition Expenses exceeds $750,000, such amount in excess of $750,000 shall offset and reduce the amount of the Cash Merger Consideration and shall be deducted as provided in Section 1.4. Parent shall pay all costs and expenses incurred on its behalf and the Acquisition Subsidiary in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys and accountants. Prior to the Closing, the Company agrees to deliver to Parent (i) a certificate from each service provider listed on Schedule 10.7 hereto stating that such service provider has provided a final bill to the Company and Parent reflecting all amounts payable by the Company to such service provider in connection with and/or as a result of the consummation of the transactions contemplated hereby and (ii) a certificate of the Company certifying that there are no additional Company Acquisition Expenses other than those reflected in the Funds Flow Memorandum. For the avoidance of doubt, attached hereto as Exhibit G is a flow of funds memorandum which shall be completed immediately prior to Closing in substantially the form attached hereto (the "Funds Flow Memorandum") reflecting the payment of the Company Acquisition Expenses, the deposit of the Escrow Deposit with the Escrow Agent, the payment of the Initial Cash Consideration. The Parties agree to cooperate to prepare and deliver the Funds Flow Memorandum immediately prior to the Closing.

      10.8 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

      10.9 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

      10.10 Submission to Jurisdiction; Waivers. The Company, Parent, Acquisition Subsidiary and the Representative irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought by a party or its successors or assigns and determined in the Court of Chancery of the State of Delaware, County of New Castle or the federal courts located in Delaware. The Company, Parent, Acquisition Subsidiary and the Representative, by execution and delivery of this Agreement, hereby expressly and irrevocably consents and submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive personal jurisdiction of the aforesaid courts. The Company, Parent, Acquisition Subsidiary and the Representative hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 10.10,
(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the Escrow Agreement or the subject matter hereof or thereof may not be enforced in or by such court. Each such party hereto waives all personal service of any and all process upon such party related to this Agreement or the Escrow Agreement and consents to service of any complaint, summons, notice or other process upon such party that is made by hand delivery, certified mail or confirmed facsimile directed to such party at the address specified in Section
10.1 hereof; and service made by certified mail shall be complete seven (7) days after the same shall have been posted.

      10.11 No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party or Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

      10.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

      10.13 No Third Party Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than parties entitled to indemnification under Article VIII and the parties entitled to the benefits of Section 5.7.

                                    * * * *

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

                  IN WITNESS WHEREOF, each of the Parties hereto has executed and delivered this Agreement and Plan of Merger to be legally binding and effective as of the date first above written.

                                     PARENT:

                                     TEKELEC

                                     By:/s/ Frederick M. Lax
                                        ----------------------------------------
                                     Name: Frederick M. Lax
                                     Title: President and CEO

                                     ACQUISITION SUBSIDIARY:

                                     PUNKYDOO INC.

                                     By:/s/ Frederick M. Lax
                                        ----------------------------------------
                                     Name:  Frederick M. Lax
                                     Title:  President and CEO

                                     COMPANY:

                                     VOCALDATA, INC.

                                     By:/s/ Michael Camp
                                        ----------------------------------------
                                     Name:  Michael Camp
                                     Title:  President and CEO

                                     REPRESENTATIVE:

                                     CORE CAPITAL PARTNERS, L.P.

                                     By:/s/ Mark J. Levine
                                        ----------------------------------------
                                     Name:  Mark J. Levine
                                     Title:  Managing Director